UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

GRUBHUB INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

grubHub™

grubHub
happy eating

seamless
partners with grubHub

MENUPAGES

allmenus

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2015

Dear GrubHub Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of GrubHub Inc., a Delaware corporation, will be held on Wednesday, May 20, 2015 at 8:00 a.m., local time, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, for the following purposes, as proposed by our Board of Directors:

1.

To elect J. William Gurley, Matthew Maloney and Brian McAndrews as Class I directors to serve until the 2018 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation, death or removal;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
3.	To approve the adoption of the GrubHub Inc. 2015 Long-Term Incentive Plan; and
4.	To transact such other business as may properly be raised at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and to submit your proxy or voting instructions as soon as possible.  For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received printed proxy materials, on the enclosed proxy card.

By Order of the Board of Directors,

Margo Drucker
SVP, General Counsel and Secretary

Chicago, Illinois
April 10, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2015:

The Proxy Statement and the 2014 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at http://www.proxyvote.com.

We expect the proxy materials to be mailed and/or made available to each stockholder entitled to vote on or before April 10, 2015.

i

GRUBHUB INC.

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2015

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Why am I receiving these materials?

These proxy materials are being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of GrubHub Inc. (“GrubHub,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting”) or at any adjournment or postponement thereof.  The Annual Meeting will be held on Wednesday, May 20, 2015 at 8:00 a.m., local time, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654.  In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials on or before April 10, 2015 and provided access to the proxy materials over the Internet on or before that date, to the holders of record and beneficial owners of our common stock at the close of business on March 31, 2015 (the “Record Date”).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet.  Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders (other those who previously requested paper copies) on or before April 10, 2015.  The Notice of Internet Availability of Proxy Materials contains instructions on how to (i) access and view the proxy materials over the Internet, (ii) vote and (iii) request a paper or e-mail copy of the proxy materials.  In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com.  We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce both costs and the environmental impact of the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote, either in person or by proxy, on the following items:

•

the election of J. William Gurley, Matthew Maloney and Brian McAndrews as Class I directors to serve until the 2018 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation, death or removal;

•	the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
•	the approval of the adoption of the GrubHub Inc. 2015 Long-Term Incentive Plan (the “2015 Long-Term Incentive Plan”).

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting or at any adjournments or postponements thereof.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as indicated below.  If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct.  If not otherwise specified, the shares of common stock represented by proxies will be voted, and our Board recommends that you vote, as follows:

•	“FOR” the election of J. William Gurley, Matthew Maloney and Brian McAndrews as Class I directors;
•	“FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
•	“FOR” the approval of the adoption of the 2015 Long-Term Incentive Plan.

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is March 31, 2015.  You are entitled to vote at the Annual Meeting only if you were a GrubHub stockholder at the close of business on that date, or if you hold a valid proxy for the Annual Meeting.  On each matter to be voted on at the Annual Meeting, you are entitled to one vote for each share of common stock held as of the Record Date.  Stockholders have no right to cumulative voting as to any matter, including the election of directors.  At the close of business on the Record Date, there were 83,783,145 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a GrubHub stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting.  In order to attend the Annual Meeting, you must present a valid, government-issued photo identification, such as a driver’s license or passport.  If you are not a stockholder of record, but hold shares as a beneficial owner in street name, you must provide the foregoing identification as well as a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

If you requested to receive printed proxy materials, please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.  If you are voting by telephone or Internet, please indicate whether you plan to attend when prompted.

If you are unable to attend in person, you can view a live webcast of the Annual Meeting.  For additional information, see “I am unable to attend the Annual Meeting in person. Can I view the meeting via webcast?” below.

I am unable to attend the Annual Meeting in person.  Can I view the meeting via webcast?

As an alternative to attending the Annual Meeting in person, you may listen to a live webcast of the Annual Meeting.  To do so, go to http://investors.grubhub.com on May 20, 2015 just prior to 8:00 a.m., CST, select the “Events” icon and select the appropriate link.  The Annual Meeting webcast will be available on our website for a limited time after the meeting.  Please note that if you participate in the Annual Meeting by live webcast, the shares of stock you own will not be voted or deemed present at the meeting unless you submitted a proxy by mail, Internet or telephone prior to the Annual Meeting.

How many shares must be present or represented to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted.  A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.  If a quorum is not present at the Annual Meeting, no business can be transacted at that time, and the meeting will be continued, adjourned or postponed to a later date. A stockholder’s instruction to “withhold” authority, abstentions and broker non-votes will be counted as present for purposes of determining quorum.  See “How many votes are required to approve each proposal?” below for an explanation of broker non-votes.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered, with respect to those shares, a “stockholder of record.”  If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, you are considered the beneficial owner of shares held in “street name.”

How do I vote if I am a stockholder of record?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting. If you are a stockholder of record, there are three ways to vote by proxy:

•	By Internet: You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card;
•	By Telephone: You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card; or
•	By Mail: You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. ET on Tuesday, May 19, 2015.  The giving of a telephonic or Internet proxy will not affect your right to vote in person at the Annual Meeting should you choose to attend.  If you choose to attend the Annual Meeting, you will have the ability to change your vote.

How do I vote if my shares are held in “street name”?

If your shares are held in street name through a broker, bank, trustee or nominee, you will receive instructions on how to vote from your broker, bank, trustee or nominee.  You must follow those instructions in order for your shares to be voted.  If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time prior to the final vote at the Annual Meeting by:

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
•	providing written notice of revocation to our Secretary at GrubHub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602, prior to or at the Annual Meeting; or
•	attending the Annual Meeting and voting in person.

Your most recent proxy submitted by proxy card, Internet or telephone is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

How many votes are required to approve each proposal?

The following table summarizes the minimum vote required to approve each proposal, the effect of withhold votes/abstentions and whether broker discretionary voting is permitted.

Proposal	Vote Required	Withheld Votes/Abstentions Counted as a “No” Vote?	Discretionary Vote Allowed?
Election of Directors	Plurality	No	No
Ratification of the appointment of independent registered public accounting firm	Majority	No	Yes
Approval of the adoption of the 2015 Long-Term Incentive Plan	Majority	No	No

Under our by-laws, our directors are elected by a plurality of the votes cast on each such director’s election by stockholders entitled to vote on the election of directors at the Annual Meeting.  A “plurality” means that the director nominees receiving the highest number of “FOR” votes from our holders entitled to vote will be elected. Votes “withheld” and broker non-votes will have no effect on the outcome of the election of directors.

Also under our by-laws, any matter other than the election of directors is decided by the vote of a “majority” of votes cast by the holders of our shares of common stock entitled to vote thereon, represented by proxy or in person at the Annual Meeting. Any matter or proposal for which the vote required is a “majority” will be approved if a majority of the votes cast “FOR” such proposal exceed the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes will have no effect on the outcome of such proposal.

“Discretionary voting” occurs when a bank or broker does not receive voting instructions from the beneficial owner of shares held in “street name” and votes those shares in its discretion on any proposal on which the New York Stock Exchange (“NYSE”) rules permit such bank or broker to vote.  When banks or brokers are not permitted under the NYSE to vote without specific instructions from the beneficial owners, the shares they hold are referred to as “broker non-votes.”  Banks and brokers only have the discretion to vote without specific instructions from beneficial owners on “routine” matters.  Where a proposal is not “routine,” a bank or broker who has not received instructions from its clients does not have the discretion to vote its clients’ uninstructed shares on that proposal.  At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter for which “discretionary voting” is permitted.  Your broker will therefore not have discretion to vote on the following “non-routine” matters absent specific instructions from you: the election of directors and the approval of the adoption of the 2015 Long-Term Incentive Plan.  Broker non-votes will be counted in determining whether or not a quorum is present.

What is an abstention and how will votes withheld and abstentions be treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of our independent registered public accounting firm or the approval of the adoption of the 2015 Long-Term Incentive Plan, represents a stockholder’s affirmative choice to decline to vote on a proposal.  Votes withheld and abstentions, though counted for the purposes of determining a quorum, will not be counted as votes cast and therefore will have no effect on the outcome of any of the proposals.

Who will count the votes?

Broadridge Financial Services, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation.  As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.  Brandt Kucharski, our Controller, will serve as Inspector of Elections at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days of the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.  The Board of Directors’ recommendations are indicated both on page 1 of this Proxy Statement, as well as with the description of each proposal in this Proxy Statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting.  If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named in the proxy card will vote your shares in accordance with their best judgment.

Who pays for the expenses of solicitation?

Our Board is soliciting your proxy on behalf of the Company.  The Company pays for the costs of the distribution of the proxy materials and solicitation of proxies.  As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses for forwarding proxy and solicitation materials to our stockholders.  Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, that means your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with our certificate of incorporation, our Board of Directors is divided into three classes with staggered, three-year terms.  Each class consists, as nearly as possible, of one-third of the total number of directors. Our Board of Directors presently has nine members.  There are three Class I directors whose term of office expires at the 2015 Annual Meeting, J. William Gurley, Matthew Maloney and Brian McAndrews, all of whom the Nominating and Corporate Governance Committee of the Board recommended, and the Board approved, as nominees for election as Class I directors at the Annual Meeting.  If elected at the Annual Meeting, each of Messrs. Gurley, Maloney and McAndrews will serve until the 2018 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal.  Each of the three nominees is currently a director of the Company.

The Board is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in the Proxy Statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

A brief biography of each director nominee and each director whose term will continue after the Annual Meeting is set forth below under “Information Regarding Director Nominees and Current Directors.”  The biographies below include information regarding specific experience, qualifications, attributes or skills of each director nominee or director that led the Nominating and Corporate Governance Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement.

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of votes cast by the holders of our common stock entitled to vote thereon, represented by proxy or in person at the Annual Meeting. Votes withheld or “broker non-votes” will have no effect on the outcome of the vote on this proposal.

The Board of Directors unanimously recommends a vote “FOR” the election of each of J. William Gurley, Matthew Maloney and Brian McAndrews as Class I directors.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

J. William Gurley.  J. William Gurley, 48, served on the board of directors of GrubHub Holdings from November 2010 until August 8, 2013 (the “Merger Date”), the date on which the Seamless and GrubHub platforms merged (the “Merger”), and since the Merger Date, he has served in the same capacity for us. Mr. Gurley is a general partner of Benchmark Capital, a venture capital firm, which he joined in 1999.  Mr. Gurley is currently a member of the board of directors and the audit committee of Zillow Group, Inc., an online real estate marketplace, and the boards of directors of several private companies.  From May 2009 until July 2014, he served on the board of directors and the compensation committee of OpenTable Inc. Mr. Gurley is a Chartered Financial Analyst and holds a B.S. in Computer Science from the University of Florida and an MBA from the University of Texas. We believe that Mr. Gurley is qualified to serve as a member of our Board of Directors because of the strategic insights he brings as a venture capital investor and his service on the boards of directors of public and private companies.

Matthew Maloney.  Matthew Maloney, 39, has served as our Chief Executive Officer and a member of our Board of Directors since the Merger Date.  Prior to the Merger, Mr. Maloney served as Chief Executive Officer and a member of the board of directors of GrubHub Holdings, a company he co-founded in 2004. Mr. Maloney led GrubHub Holdings through five rounds of investment funding, the acquisition of DotMenu, the Merger and our initial public offering in April 2014 (the “IPO”).  Mr. Maloney currently serves as an advisory board member for The University of Chicago Booth School of Business Polsky Center for Entrepreneurship and sits on the board of directors of Merge Healthcare Incorporated (Nasdaq: MRGE). He is a member of ChicagoNEXT, an organization dedicated to driving growth and opportunity in the Chicago business community. Mr. Maloney holds a B.A. from Michigan State University and an MBA and MSCS from the University of Chicago.  We believe that Mr. Maloney is qualified to serve as a member of our Board of Directors because of his perspective and experience as a co-founder of GrubHub Holdings, his technology development experience and his strategic insight into the Company, gained from his role as Chief Executive Officer.

Brian McAndrews.  Brian McAndrews, 56, served on the board of directors of Seamless North America, LLC from October 2011 until the Merger Date, and since the Merger Date, he has served in the same capacity for us. Mr. McAndrews currently serves as President and Chief Executive Officer and chairman of the board of directors of Pandora Media, Inc. (“Pandora”), an Internet radio provider.  Mr. McAndrews served as a venture partner of Madrona Venture Group, LLC, a venture capital firm, from 2012 to September 2013, and as a Managing Director of Madrona from 2009 to 2011. From August 2007 to December 2008, Mr. McAndrews served as Senior Vice President, Advertiser and Publisher Solutions of the Microsoft Corporation.  From 1999 to 2007, Mr. McAndrews served as CEO of aQuantive, a digital marketing services and technology company acquired by Microsoft in 2007. Mr. McAndrews also currently serves on the board of directors, compensation committee and technology innovation committee of the New York Times Company, a multimedia news and information company.  He previously served on the boards of directors of Fisher Communications, Inc. from 2006 to 2013, Clearwire Corporation from 2009 to 2013 and AppNexus Inc. from November 2012 to December 2013.  Mr. McAndrews holds an A.B. in Economics from Harvard College and an MBA from the Stanford Graduate School of Business.  We believe that Mr. McAndrews is qualified to serve as a member of our Board of Directors because of his deep digital experience gained through his experience as a chief executive officer of public companies in the technology industry, as well as his private and public company director experience. His background in both traditional and digital media has also given him an understanding of digital advertising, mobile and the integration of emerging technologies, which is highly valued by the Company and our Board of Directors as the Company continues to expand its business.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

David Fisher.  David Fisher, 45, served on the board of directors of GrubHub Holdings from June 2012 until the Merger Date, and since the Merger Date, he has served in the same capacity for us. Mr. Fisher currently serves as Chairman of the Board and Chief Executive Officer of Enova International, Inc., a provider of online financial services. From September 2011 to March 2012, Mr. Fisher served as Chief Executive Officer of optionsXpress Holdings, Inc., a retail online brokerage firm, and as Senior Vice President of Charles Schwab Corporation following its acquisition of optionsXpress Holdings, Inc. From October 2007 to September 2011, Mr. Fisher served as Chief Executive Officer of optionsXpress Holdings, Inc., from March 2007 to October 2007, as its President, and, from August 2004 to March 2007, as its Chief Financial Officer. Mr. Fisher currently serves on the board of directors and audit committee of Innerworkings, Inc., a global print management provider. Mr. Fisher holds a B.S. in Finance from the University of Illinois at Urbana-Champaign and a J.D. from Northwestern University School of Law.  We believe that Mr. Fisher is qualified to serve as a member of our Board of Directors because of his current and prior service on public company boards of directors and his experience as a chief executive officer and chief financial officer for a number of companies.

Justin L. Sadrian.  Justin L. Sadrian, 42, served on the board of directors of Seamless North America, LLC from October 2012 until the Merger Date, and since the Merger Date, he has served in the same capacity for us. Mr. Sadrian joined Warburg Pincus LLC, a private equity firm, in 2000. He is a partner at the firm of Warburg Pincus & Co., and a Member and Managing Director of Warburg

Pincus LLC. Mr. Sadrian leads the firm’s West Coast office and focuses on media, Internet and information investments. Prior to joining the firm, Mr. Sadrian worked at J.P. Morgan in its investment banking and private equity groups. He is currently on the board of directors of Endurance International Group Holdings, Inc., Avalara, MultiView, Inc., The Gordian Group, Inc., Payscale and A Place for Mom Inc. In addition, Mr. Sadrian is a Vice Chair of Friends of Hudson River Park and a director of Building Educated Leaders for Life. Mr. Sadrian received an A.B. from Dartmouth College and an MBA from Harvard Business School.  We believe that Mr. Sadrian is qualified to serve as a member of our Board of Directors because of the strategic insights he brings as a private equity investor in the technology and media spaces.

Benjamin Spero.  Benjamin Spero, 39, served on the board of directors of Seamless North America, LLC from June 2011 until the Merger Date, and since the Merger Date, he has served in the same capacity for us.  Mr. Spero currently serves as Managing Director of Spectrum Equity, a private equity firm.  He was nominated to our Board of Directors pursuant to the terms of the Stockholders’ Agreement that we entered in connection with the Merger. Prior to joining Spectrum, Mr. Spero was a consultant at Bain & Company and co-founder of TouchPak, Inc.  Mr. Spero has served on the boards of directors of Ancestry.com LLC, Animoto Inc., iPay Technologies, LLC, ExactBid LLC, Mortgagebot LLC, NetQuote, Inc., SurveyMonkey Inc. and WeddingWire Inc. Mr. Spero is also Board Chair at Destination: Home, a public-private partnership to end homelessness in Santa Clara County. Mr. Spero holds a B.A. in Economics and History from Duke University.  We believe that Mr. Spero is qualified to serve as a member of our Board of Directors because of his extensive experience serving on boards of directors in the technology space as well as on public company boards.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Lloyd Frink.  Lloyd Frink, 50, has served on our Board of Directors since December 2013. Mr. Frink is co-founder of Zillow, Inc., an online real estate marketplace, which, upon Zillow’s merger with Trulia, Inc. in February 2015, became a wholly-owned subsidiary of Zillow Group, Inc. Mr. Frink has served as Zillow, Inc.’s Vice Chairman since March 2011, President and a member of its board of directors since February 2005, in each case until Zillow’s merger with Trulia, and now serves in these capacities for Zillow Group, Inc.  Mr. Frink previously served as Zillow, Inc.’s Vice President from December 2004 to February 2005, as its Treasurer from December 2009 to March 2011, and as its Chief Strategy Officer from September 2010 to March 2011. From 1999 to 2004, Mr. Frink was at Expedia, Inc., where he held many leadership positions, including Senior Vice President, Supplier Relations, in which position he managed the air, hotel, car, destination services, content, merchandising and partner marketing groups from 2003 to 2004. Mr. Frink holds an A.B. in Economics from Stanford University.  We believe Mr. Frink is qualified to serve on our Board of Directors because of his extensive background and experience with Internet-based companies, including experience in marketing products to consumers through the Internet.

Girish Lakshman. Girish Lakshman, 51, has served on our Board of Directors since March 2015.  Mr. Lakshman worked in various capacities as part of Amazon.com, Inc.’s e-logistics strategy team from July 1999 until August 2014.  Most recently, from May 2006 until August 2014, he was Amazon.com’s Vice President, Worldwide Transportation Strategy and Technology where he managed multi-disciplinary functions in transportation, including interfacing with global supply chain and fulfillment centers.  Prior to Amazon.com, Mr. Lakshman managed the enterprise resource-planning group for the wire products division at Leggett and Platt.  Mr. Lakshman has also worked in India in the electrochemical and automobile industries.  Mr. Lakshman is on the advisory board of the Master of Supply Chain Transportation and Logistics program at University of Washington.  Mr. Lakshman holds a B.S. in Mechanical Engineering from Osmania University, India.  We believe Mr. Laskhman is qualified to serve on our Board of Directors because of his background and extensive experience with e-commerce and logistics.

Jonathan Zabusky.  Jonathan Zabusky, 41, has served as our President and a member of our Board of Directors since the Merger Date. Since the Merger Date, Mr. Zabusky has overseen Product, Marketing, Business Development, Corporate Accounts and the Restaurant Network, and is currently overseeing the integration of the DiningIn and Restaurant on the Run businesses. From June 2011 until the Merger Date, Mr. Zabusky served as the Chief Executive Officer of Seamless North America, LLC. During his tenure at Seamless, Mr. Zabusky led the re-branding and repositioning of Seamless, the spin-out/recapitalization from Aramark, the acquisition of MenuPages and the rollout of the mobile product portfolio. From December 2009 to June 2011, Mr. Zabusky served as President of SeamlessWeb Professional Solutions, Inc., and from April 2008 to December 2009, he served as Vice President of SeamlessWeb Professional Solutions, Inc. Mr. Zabusky holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and an MBA from the Haas School of the University of California, Berkeley. We believe that Mr. Zabusky is qualified to serve as a member of our Board of Directors because of the strategic perspective he brings from his tenure as Chief Executive Officer at Seamless North America, LLC and his operating experience focusing on the consumer market, mobile development and expanding the business into new customer segments and geographies.

As previously disclosed, on February 20, 2015, Mr. Zabusky entered into an agreement with the Company, pursuant to which the parties agreed, among other things, that Mr. Zabusky would resign as an executive officer and as a member of our Board, effective

August 3, 2015.  For additional information regarding the letter agreement between the Company and Mr. Zabusky, see the section entitled “Executive Compensation — 2015 Compensation Actions.”

Following Mr. Zabusky’s resignation from the Board, the Board will have a vacancy, which may be filled by a person elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until his or her successor is duly elected and qualified.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders at this time.  The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.  The Board conducts an annual review to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has affirmatively determined that Messrs. Brian McAndrews, David Fisher, Lloyd Frink, William Gurley, Girish Lakshman, Justin Sadrian and Benjamin Spero do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Board of Directors has also determined that each of Messrs. Fisher, Gurley and Sadrian is independent for purposes of serving on our Audit Committee, as determined in accordance with applicable NYSE listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Additionally, our Board of Directors has determined that each of Messrs. Fisher, Frink and Spero is independent for purposes of serving on our Compensation Committee, as determined in accordance with applicable NYSE listing standards and Rule 10C promulgated under the Exchange Act.  In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Meetings of the Board and the Committees of the Board

Our Board of Directors met seven times during the last fiscal year.  The audit committee met 11 times, the compensation committee met four times and the nominating and corporate governance committee met one time.  During 2014, each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he served during the periods in which he served.  Mr. Lakshman joined our Board in March 2015 and therefore did not attend any meetings of the Board in 2014.  We do not currently have a policy requiring directors to attend our annual meetings.  This will be our first annual meeting of stockholders since we completed our IPO in April 2014.

Board and Committee Self-Evaluations

Each of the Board and its committees conducts a self-evaluation at least annually for the purpose of determining whether it and its committees are functioning effectively. These evaluations consider the performance of the Board or the committee, as the case may be, as a unit.  The Nominating and Corporate Governance Committee oversees this evaluation process.  Each committee reports the results of its self-evaluation to the Nominating and Corporate Governance Committee or the Board, as appropriate.

Committees of the Board of Directors

Our Board has established three standing committees.  The composition and responsibilities of each of the committees is described below.  Members will serve on these committees until their resignation or until otherwise determined by our Board.  Each of our Board committees operates under a written charter adopted by the Board.  The committee charters are available on the Investor Relations section of our website at http://investors.grubhub.com/investors/governance/overview.  A printed copy of each charter is available upon request.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Fisher
J. William Gurley
Justin Sadrian
Lloyd Frink
Benjamin Spero
Brian McAndrews

= Chairperson

= Member

= Financial Expert

Audit Committee

Our Audit Committee consists of Messrs. Fisher, Gurley and Sadrian, with Mr. Fisher serving as Chairman. The composition of our Audit Committee meets the requirements for independence under applicable NYSE listing standards and SEC rules and regulations, including Rule 10A-3 promulgated under the Exchange Act. Each member of our Audit Committee meets the financial literacy requirements of NYSE listing standards. In addition, our Board has determined that each of Messrs. Gurley, Fisher and Sadrian is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Exchange Act. Our Audit Committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helps to ensure the independence and performance of the independent registered public accounting firm;
•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviews our policies on risk assessment and risk management;
•	reviews related party transactions;
•

obtains and reviews a report by the independent registered public accounting firm at least annually that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

pre-approves (or, as permitted, approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NYSE.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2014. The Audit Committee has discussed with Crowe Horwath LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Crowe Horwath LLP required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of Crowe Horwath LLP with that firm. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Respectfully submitted by the Members of the Audit Committee:

David Fisher, Chairman

J. William Gurley

Justin Sadrian

Compensation Committee

Our Compensation Committee consists of Messrs. Fisher, Frink and Spero, with Mr. Spero serving as Chairman. The composition of our Compensation Committee meets the requirements for independence under applicable NYSE listing standards and SEC rules and regulations, including Rule 10C promulgated under the Exchange Act. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our Board of Directors regarding, the compensation of our executive officers;
•	administers our stock and equity incentive plans;
•	reviews and approves and makes recommendations to our Board of Directors regarding incentive compensation and equity plans; and
•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, Messrs. Fisher, Frink and Spero (Chairman) served on our Compensation Committee.  No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2014, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries or was a party to any related party transaction required to be disclosed under Item 404(a) of Regulation S-K.  During fiscal year 2014, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board or Compensation Committee of the Company.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. McAndrews, Sadrian and Spero, with Mr. Sadrian serving as Chairman. The composition of our Nominating and Corporate Governance Committee meets the applicable requirements for independence under NYSE listing standards and SEC rules and regulations. Our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees;
•	evaluates the performance of our Board of Directors and of individual directors;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting; and
•	develops and makes recommendations to our Board of Directors regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of the NYSE.

Procedure for Nominating Directors

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing candidate qualifications in light of the policies and principles in the Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter.  The Nominating and Corporate Governance Committee has not adopted a written policy regarding stockholder nominations for directors. In accordance with our amended and restated bylaws, however, the Nominating and Corporate Governance Committee will consider stockholder nominations for directors (see the section entitled “Stockholder Proposals” below). We did not receive any stockholder nominations or recommendations for any director in connection with the Annual Meeting.  The Nominating and Corporate Governance Committee will recommend prospective director candidates for the Board’s consideration and review the prospective candidates’ qualifications with the Board. The Board shall retain the ultimate authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy that may occur.  In identifying prospective director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence, factors relating to the composition of the Board (including its size and structure), principles of diversity and the needs of the Board.  The Nominating and Corporate Governance Committee evaluates each director’s performance based on the same factors it uses to determine new director qualifications.

Code of Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, including those officers responsible for financial reporting.  We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and charters of the committees of the Board, form the framework for our corporate governance.  Both our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on our website at http://investors.grubhub.com.  As required by law and in accordance with the requirements of Item 5.05 of Current Report on Form 8-K, we intend to disclose on our website any amendments to our Code of Business Conduct and Ethics as well as any waivers of its requirements.

Prohibition against Hedging Transactions

Pursuant to the Company’s insider trading policies, short sales of the Company’s securities are prohibited.  This prohibition also applies to buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

Board’s Role in Risk Oversight

The Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board expects to continue to monitor and assess whether such a committee would be appropriate. The Audit Committee assists the Board in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The Compensation Committee assesses risks arising from our compensation policies and practices. The Board receives regular reports from management, as well as from the Audit Committee and Compensation Committee, regarding relevant risks and the actions taken by management to address those risks.

DIRECTOR COMPENSATION

The following table details certain information with respect to the compensation of each of our non-employee directors (other than Mr. Lakshman who joined our Board in March 2015) for the fiscal year ended December 31, 2014.

Director Compensation for the Year Ended December 31, 2014

Name(1)(2)	Fees Earned or Paid in Cash ($)	Option Awards ($)(3)(4)	Total Compensation ($)
Brian McAndrews	63,000	93,955	156,955
David Fisher	56,000	93,955	149,955
J. William Gurley	40,000	—	40,000
Justin Sadrian	52,000	—	52,000
Benjamin Spero	53,000	—	53,000
Lloyd Frink	36,000	93,955	129,955

(1)

Excludes Messrs. Matthew Maloney and Jonathan Zabusky, who were also employees of the Company and did not receive additional compensation for their services as directors for the fiscal year ended December 31, 2014. See the section entitled, “Executive Compensation” for more information on the compensation of Messrs. Matthew Maloney and Jonathan Zabusky.

(2)

Excludes Mike Evans, who served as an executive officer and as a member of the Board until his resignation, effective May 5, 2014, and did not receive additional compensation for his service as a director for the fiscal year ended December 31, 2014.  As he is not a named executive officer for the fiscal year ended December 31, 2014, his compensation is not included herein. For additional information regarding the compensation paid to Mr. Evans, please see the Company’s prospectus to the registration statement on Form S-1 (File No.333-198324) filed with the SEC on September 5, 2014 in connection with its follow-on offering.

(3)

The amount in this column represents the aggregate grant date fair value of a stock option award granted during the fiscal year ended December 31, 2014 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718.  Assumptions used in the calculation of the grant date fair value are set forth in Note 9, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(4)

The aggregate number of shares of common stock subject to outstanding stock options held by each director listed in the table above as of December 31, 2014 was as follows: (i) 110,227 shares for Mr. McAndrews; (ii) 56,660 shares for Mr. Fisher and (iii) 26,061 shares for Mr. Frink.

Director Compensation Arrangements

Our current director compensation policy (the “Director Compensation Policy”) provides independent directors with compensation for their services on our Board.  In addition, our Director Compensation Policy provides independent directors who are not serving on our Board by virtue of his or her relationship with a significant institutional or venture stockholder (each an “Unaffiliated Director”), with annual equity compensation.  Under our current Director Compensation Policy, Messrs. Fisher, Frink, Lakshman and McAndrews are eligible to receive equity compensation for their Board and Board committee service.

Cash Compensation

Under our current Director Compensation Policy, our independent directors (which include all of our directors other than Messrs. Maloney and Zabusky) receive the following cash compensation for Board and Board committee service, as applicable.  The cash compensation is paid quarterly in arrears.

•	$30,000 per year for service as a Board member;
•	$30,000 per year for service as chair of the Board of Directors;
•	$20,000 per year for service as the chair of the Audit Committee or Compensation Committee;
•	$12,000 per year for service as chair of the Nominating and Corporate Governance Committee;
•	$10,000 per year for service as a member of the Audit Committee (other than as chair);
•	$6,000 per year for service as a member of the Compensation Committee (other than as chair); and
•	$3,000 per year for service as a member of the Nominating and Corporate Governance Committee (other than as chair).

Equity Compensation

Under the current Director Compensation Policy, the Company is authorized to grant an annual option grant of $100,000 in value (“Annual Director Grant”), based on the Black-Scholes model, to each Unaffiliated Director, with a newly appointed Unaffiliated Director receiving his or her first Annual Director Grant at the first Board meeting following the first anniversary of such director’s appointment to the Board.  In addition, the Company is authorized to grant a newly appointed Unaffiliated Director with an initial option grant of $250,000 in value, based on the Black-Scholes model, upon appointment.

Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their service.  Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our amended and restated certificate of incorporation, as described in further detail below under “Certain Relationships and Related Person Transactions.”

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and recommends that stockholders vote for ratification of such selection.  Although we are not required by law to obtain such ratification from our stockholders, we have determined that it is desirable to do so.  If our stockholders do not ratify the selection of Crowe Horwath LLP, the Audit Committee may reconsider its selection.  The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

Crowe Horwath LLP has audited our consolidated financial statements since September 2013.  Prior to the Merger, Crowe Horwath LLP served as the auditor for GrubHub Holdings.  We expect that representatives of Crowe Horwath LLP will be present at our Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services

The following table represents the aggregate fees billed to us for the years ended December 31, 2014 and 2013 by Crowe Horwath LLP, our independent registered public accounting firm:

	Year Ended December 31,
	2014	2013
	(in thousands)
Audit Fees(1)	$635	$455
Audit-Related Fees	—	—
Tax Fees(2)	80	—
Other Fees	—	—
Total Fees	$715	$455
(1)

Audit Fees consist of fees and expenses for the audit of the Company’s financial statements, for review of the Company’s interim financial statements and for services in connection with the Company’s Registration Statements on Form S-1 related to both the April 2014 IPO and the September 2014 follow-on offering.

(2)	Tax Fees consist of tax return preparation, tax compliance, tax advice and tax planning services.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining Crowe Horwath LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm.  Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the public accounting firm’s independence.  In the fiscal years ended December 31, 2014 and 2013, the Audit Committee pre-approved all fees described above.

Vote Required

The affirmative vote of a “majority” of votes cast by holders of our common stock entitled to vote thereon, represented by proxy or in person at the Annual Meeting, is required to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  “Broker non-votes” and abstentions will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL NO. 3

APPROVAL OF THE ADOPTION OF THE

GRUBHUB INC. 2015 LONG-TERM INCENTIVE PLAN

On March 31, 2015, upon the recommendation of the Compensation Committee, the Board of Directors approved the adoption of the Company’s 2015 Long-Term Incentive Plan, subject to stockholder approval. If approved by the stockholders at the Annual Meeting, the 2015 Long-Term Incentive Plan will become effective on May 20, 2015, and at such time, no further grants will be made under the GrubHub Inc. 2013 Omnibus Incentive Plan (the “2013 Omnibus Incentive Plan”).

We believe that the proposed 2015 Long-Term Incentive Plan is necessary to allow the Company to continue to link pay with its strategic goals, to remain competitive in attracting highly qualified employees and non-employee directors, and to align the interests of our employees and non-employee directors with those of our stockholders. If the 2015 Long-Term Incentive Plan is not approved by our stockholders at the Annual Meeting, we will continue to operate the 2013 Omnibus Incentive Plan.

The following factors, among others, were taken into account by the Compensation Committee and the Board in approving the proposed 2015 Long-Term Incentive Plan: the number of shares remaining under the 2013 Omnibus Incentive Plan for future awards; the number of outstanding unvested and unexercised equity awards; potential dilution resulting from the proposed increase in shares under the proposed 2015 Long-Term Incentive Plan; and the potential stockholder value transfer resulting from the proposed increase.

Summary of Sound Governance Features of the 2015 Long-Term Incentive Plan

The Board and Compensation Committee believe that the 2015 Long-Term Incentive Plan contains several features that are consistent with the interests of our stockholders and represent sound corporate governance practices, including the following:

•

No automatic share replenishment or “evergreen” provision. The number of shares of our common stock authorized for issuance under the 2015 Long-Term Incentive Plan is fixed and does not automatically increase.

•

Not excessively dilutive to our stockholders. As described in more detail below under the heading “Determination of Share Amounts,” we believe that the number of shares authorized for issuance under the 2015 Long-Term Incentive Plan is appropriate and not excessively dilutive to our stockholders.

•

No liberal share counting or “recycling” of shares from exercised stock options or SARs. Shares tendered or withheld to satisfy tax withholding obligations on awards or to pay the exercise price of stock options, SARs or other awards, and any shares not issued or delivered as a result of a “net exercise” of a stock option, do not become available for issuance as future award grants under the 2015 Long-Term Incentive Plan.

•

No repricing of stock options or SARs. The 2015 Long-Term Incentive Plan prohibits the repricing of outstanding stock options or SARs without stockholder approval, except in connection with certain corporate transactions involving the Company.

•

No discounted stock options or SARs. The 2015 Long-Term Incentive Plan prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of a share of our common stock on the grant date, except in connection with the issuance or assumption of awards in connection with certain corporate transactions.

•

No reload stock options or SARs. Reload stock options and reload SARs (i.e., awards that automatically provide for an additional grant of the same type of awards upon the exercise of the awards) are not authorized under the 2015 Long-Term Incentive Plan.

•

Minimum vesting and performance period requirements. The 2015 Long-Term Incentive Plan provides that stock options, SARs, restricted stock awards, restricted stock unit awards, and certain other stock-based awards granted to participants under the 2015 Long-Term Incentive Plan will have a minimum vesting period of one year.

•	No automatic vesting on a change in control. The 2015 Long-Term Incentive Plan does not provide for automatic vesting on a change in control.
•

Change in control definition requires consummation. The 2015 Long-Term Incentive Plan provides that a change in control will only occur on the consummation of a transaction, not merely upon stockholder approval of a transaction.

•

Awards subject to forfeiture/clawback. All awards granted under the 2015 Long-Term Incentive Plan may be recouped by the Company in accordance with any Company policy or other agreement or arrangement, or as required by law.

Determination of Share Amounts

In determining the terms of the 2015 Long-Term Incentive Plan and the amount of the 2015 Long-Term Incentive Plan share reserve, our Board and the Compensation Committee considered the factors above as well as a number of other factors, including the following annual share usage under our equity compensation program for 2013-2014:

	2014	2013		Average
Options Granted	2,019,413	3,698,708	(1)	2,859,061
Restricted Stock and RSUs Granted	2,899	—		1,450
Total Shares Granted	2,022,312	3,698,708	(1)	2,860,511
Basic Weighted Average Common Shares Outstanding	73,570,685	40,680,840		57,125,763
Annual Share Usage*	2.7%	9.1%		5.0%

*	Represents Total Shares Granted divided by Basic Weighted Average Common Shares Outstanding.
(1)

Includes 2,864,648 options that were outstanding prior to the Merger and were replaced on August 8, 2013 with options to purchase the Company’s common stock under the 2013 Omnibus Incentive Plan and 172,560 shares of restricted common stock with forfeiture provisions owned by officers of the Company that were accounted for as a substantive grant of options.

The historical amounts shown above are not necessarily indicative of the shares that might be awarded in 2015 and beyond, including under the proposed 2015 Long-Term Incentive Plan.

We estimate that the proposed 10.4 million shares available for grant under the 2015 Long-Term Incentive Plan will be sufficient for awards for at least three years.

As of December 31, 2014, there were approximately: (i) 6,180,795 shares of common stock underlying outstanding “appreciation awards” consisting of options (which are not eligible for dividends or dividend equivalents), with a weighted average exercise price of $8.49 and a weighted average remaining term of 7.87 years; (ii) 2,899 shares of common stock underlying outstanding “full value” awards consisting of RSUs that had not vested or been earned; and (iii) 1,286,562 shares of common stock available for future equity awards under the 2013 Omnibus Incentive Plan.  As of December 31, 2014, the equity awards outstanding but not exercised plus equity awards available to be granted (“available equity award shares”) represented a fully diluted overhang percentage of approximately 8.4%.  Overhang is defined as available equity award shares divided by the total common shares outstanding plus the available equity award shares.

As of March 9, 2015, there were approximately (i) 5,936,166 shares of common stock underlying outstanding “appreciation awards” consisting of options (which are not eligible for dividends or dividend equivalents), with a weighted average exercise price of $14.54 and a weighted average remaining term of 8.28 years, and (ii) 109,305 shares of common stock underlying outstanding “full value” awards consisting of restricted stock and RSUs that had not vested or been earned. As of March 9, 2015, the 10.4 million shares proposed to be included in the 2015 Long-Term Incentive Plan share reserve would increase the fully diluted overhang percentage by 8.0% to approximately 16.4%.

As discussed below, any shares currently outstanding under the 2013 Omnibus Incentive Plan which expire, are terminated or are cash-settled or canceled for any reason without having been exercised in full will again be available under the 2015 Long-Term Incentive Plan.  However, if the 2015 Long-Term Incentive Plan is approved by our stockholders, there will be no further grants made under the 2013 Omnibus Incentive Plan.

Description of the 2015 Long-Term Incentive Plan

A summary of the 2015 Long-Term Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2015 Long-Term Incentive Plan, a copy of which is attached as Appendix A.  Capitalized terms used in this summary that are not otherwise defined have the respective meanings given to them in the 2015 Long-Term Incentive Plan.

Purpose

The purpose of the 2015 Long-Term Incentive Plan is to foster and promote the long-term financial success of the Company by (a) providing long-term performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by key employees and service providers of the Company and (c) enabling the Company to attract and retain qualified and competent persons to serve as employees and directors, whose judgment, interest and performance are required for the successful and sustained operations of the Company.

Administration

The 2015 Long-Term Incentive Plan will be administered and interpreted by the Compensation Committee or such other committee as is designated by the Board, or by the entire Board if no committee is or has been named. To the extent required by applicable law, rule or regulation, it is intended that each member of the Compensation Committee will qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable.  If it is later determined that one or more members of the Compensation Committee do not so qualify, actions taken by the Compensation Committee prior to such determination will be valid despite such failure to qualify.

The Compensation Committee will have full authority to grant Awards pursuant to the terms of the 2015 Long-Term Incentive Plan, as described in the “Types of Awards” section below.  The Compensation Committee is also authorized to accelerate the vesting of all or any part of an Award based on any factors or criteria determined in its discretion. The Compensation Committee may generally perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it from time to time deems advisable; construe and interpret the terms and provisions of the 2015 Long-Term Incentive Plan and any Award issued thereunder (and any Award Agreements relating thereto); and otherwise supervise the administration of the 2015 Long-Term Incentive Plan.

The 2015 Long-Term Incentive Plan provides that each officer, employee and Board member will be indemnified and held harmless by the Company from any cost, expense or liability arising out of any act or omission in connection with the 2015 Long-Term Incentive Plan, except to the extent arising out of such individual’s fraud or bad faith.

Eligibility

As of March 31, 2015, approximately 1,100 employees, seven non-employee directors, and 24 consultants and advisors of the Company and its Affiliates would be deemed to be Eligible Individuals under the 2015 Long-Term Incentive Plan. There has not yet been any determination as to specific Awards that may be granted under the 2015 Long-Term Incentive Plan.

Available Shares

The aggregate number of shares of Common Stock that may be issued or used for reference purposes, or with respect to which Awards may be granted, under the 2015 Long-Term Incentive Plan will not exceed 10.4 million plus any shares currently outstanding under the 2013 Omnibus Incentive Plan which expire, are terminated or are cash-settled or canceled for any reason following the Effective Date without having been exercised in full. Awards of Restricted Stock or Restricted Stock Units will count as 1.64 shares of Common Stock for purposes of determining the aggregate number of shares available to be granted under the 2015 Long-Term Incentive Plan. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the 2015 Long-Term Incentive Plan will equal 10.4 million, without regard to adjustments set forth in this paragraph.

If any Option or Stock Appreciation Right granted under the 2015 Long-Term Incentive Plan or the 2013 Omnibus Incentive Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any such Award will again be available under the 2015 Long-Term Incentive Plan as one (1) share of Common Stock for every one (1) share subject to such expired, terminated, cash-settled or canceled Award. If any shares of Common Stock that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards granted under the 2015 Long-Term Incentive Plan are forfeited or cash-settled for any reason, such shares of Common Stock will again be available under the 2015 Long-Term Incentive Plan as 1.64 shares of Common Stock for every one (1) share subject to such forfeited or cash-settled Awards or as one (1) share of Common Stock to the extent forfeited under the 2013 Omnibus Incentive Plan.

Notwithstanding anything to the contrary contained herein, the following shares of Common Stock will not be added to the available share pool under the 2015 Long-Term Incentive Plan: (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option under the 2015 Long-Term Incentive Plan or option under the 2013 Omnibus Incentive Plan, (ii) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights under the 2015 Long-Term Incentive Plan or options or stock appreciation rights under the 2013 Omnibus Incentive Plan, (iii) shares of Common Stock subject to a Stock Appreciation Right under the 2015 Long-Term Incentive Plan or stock appreciation right under the 2013 Omnibus Incentive Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the 2015 Long-Term Incentive Plan or options under the 2013 Omnibus Incentive Plan.

The limits on the numbers of shares described herein are subject to proportional adjustment as set forth in the 2015 Long-Term Incentive Plan to reflect certain stock changes, including stock dividends and stock splits.

Section 162 Limitations

Although the Compensation Committee may consider preserving tax deductibility as one objective in administering the 2015 Long-Term Incentive Plan, that objective will only be one consideration among others, including the ability of the 2015 Long-Term Incentive Plan to support the Company’s strategy and the long-term interests of the Company’s stockholders. As such, the Compensation Committee may authorize Awards under the 2015 Long-Term Incentive Plan that are not fully tax deductible under Section 162(m) of the Code. To the extent applicable to U.S.-based executives, Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of its Chief Executive Officer and the three other most highly compensated officers other than the principal financial officer. However, “qualified performance-based compensation” is not subject to the $1,000,000 deduction limit. While the Compensation Committee views preserving tax deductibility as an important objective, it believes the primary purpose of the Company’s compensation program is to support its strategy and the long-term interests of its stockholders. Accordingly, the Compensation Committee may authorize Awards under the 2015 Long-Term Incentive Plan that are not fully tax deductible under Section 162(m).

The restrictions described below (which will be doubled with respect to any Participant during his/her first year of employment) will apply to Awards under the 2015 Long-Term Incentive Plan that are intended to qualify as Performance-Based Compensation under Section 162(m) of the Code:

(i) During any fiscal year, the maximum number of shares of Common Stock subject to any Award of Stock Options or Stock Appreciation Rights, or, with respect to any Award of Restricted Stock, RSUs or Other Stock-Based Awards when the grant or vesting is subject to Performance Goals, will be 2,000,000 per Participant per Award type;

(ii) During any twelve-month period, the maximum cash payment that may be earned via any cash-based Award where the grant or vesting is subject to Performance Goals will be $5,000,000 per Participant; and

(iii) During any twelve-month period, the maximum number of shares of Common Stock subject to any Performance Award intended to qualify as Performance-Based Compensation that may be earned will be 2,000,000 shares per Participant.

The individual Participant limitations described herein are cumulative such that if the shares that have been awarded do not meet the maximum amount described above, the difference between the awarded shares and the maximum amount will carry over to the following twelve-month period or fiscal year, as applicable.

For the purpose of clarity, there are no annual individual limitations applicable to Awards that are not intended to qualify as Performance-Based Compensation under Section 162(m).

Non-Employee Director Limitations

The maximum grant date fair value of any Award granted to any Non-Employee Director during any calendar year under the 2015 Long-Term Incentive Plan will not exceed $5,000,000. For the avoidance of doubt, the $5,000,000 limit does not include shares of Common Stock granted in lieu of all or any portion of such Non-Employee Director’s cash retainer fees.

Equitable Adjustments

In the event of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares of Common Stock of the Company that may be issued under the 2015 Long-Term Incentive Plan, any recapitalization, merger, consolidation, spin off, reorganization or partial or complete liquidation of the Company, or any other corporate transaction or event having an effect similar to any of the foregoing, there will be an appropriate adjustment to the following: (i) the aggregate number and/or kind of shares that thereafter may be issued under the 2015 Long-Term Incentive Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon the exercise of an outstanding Award granted under the 2015 Long-Term Incentive Plan, and/or (iii) the purchase price thereof. In addition, if there occurs any other change in the capital structure or the business of the Company, the Compensation Committee will adjust any Award and make any other adjustments to the 2015 Long-Term Incentive Plan as it deems equitable in order to prevent enlargement or dilution of rights or obligations under outstanding Awards.

The equitable adjustments described in the immediately preceding paragraph are subject to the provisions of the 2015 Long-Term Incentive Plan regarding a Change in Control of the Company, summarized under the heading, “Change in Control,” below.

Types of Awards

The 2015 Long-Term Incentive Plan provides for the grant of any or all of the following types of Awards: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Performance Awards, (vi) Other Stock-Based Awards and (vii) Other Cash-Based Awards. The Compensation Committee may condition the grant or vesting of any Award upon the attainment of specified time-based vesting conditions, performance targets (including the Performance Goals) or such other factor as the Compensation Committee may determine in its sole discretion, including the requirements of Section 162(m) of the Code to the extent the Compensation Committee determines that such compliance is advisable for such Award. Generally, unless otherwise provided for in an Award Agreement or as described below, any Awards that are not vested as of the date of a Participant’s Termination for any reason will terminate and expire as of the date of such Termination.

Stock Options

The Compensation Committee will have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options and to grant to any Consultant or Non-Employee Director one or more Non-Qualified Stock Options.

The Compensation Committee will determine the number of shares subject to the Stock Option, the term of the Stock Option (which will not exceed ten years, or five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder), the exercise price (which will not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant) and other material terms of each Stock Option. Stock Options granted under the 2015 Long-Term Incentive Plan will be exercisable at such time or times and subject to such terms and conditions as are determined by the Compensation Committee at the time of grant. Stock Options may be exercised in whole or in part at any time during the term thereof by following the exercise procedures applicable to our preexisting plan, or any other procedures adopted by the Compensation Committee. Such notice must be accompanied by payment in full of the purchase price as provided in the 2015 Long-Term Incentive Plan.

With respect to unexercised vested Stock Options held by a Participant as of the date of Termination (including a resignation), unless otherwise provided in an Award Agreement, Stock Options will remain exercisable for a period of ninety days from the date of such Termination, and in the event of a Termination due to the Participant’s death or Disability, such vested Stock Options will remain exercisable for a period of one (1) year. Notwithstanding the foregoing, unless otherwise provided in an Award Agreement, if the Participant’s Termination is for Cause, all unexercised Stock Options, whether vested or not vested, will terminate and expire as of the date of such Termination. In no event will Stock Options remain exercisable following the expiration of the stated term of such Stock Options.

Stock Appreciation Rights

Stock Appreciation Rights represent a right to receive a payment, in cash, shares of the Company’s Common Stock, restricted shares (as described below) or a combination thereof, equal to the excess of the Fair Market Value of a specified number of shares of the Company’s Common Stock on the date the SAR is exercised over the exercise price of the SAR (which will not be less than 100% of the Fair Market Value of the Company’s Common Stock at the time of grant). SARs may be exercised in accordance with the terms established by the Compensation Committee. The term of a SAR will not exceed ten years from the date of grant.

Unless otherwise provided for in an Award Agreement, SARs will remain exercisable following a Participant’s Termination for the same time periods as the Stock Option would be exercisable following a Participant’s Termination.

Restricted Stock Awards

The Compensation Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. Except as otherwise determined by the Compensation Committee in an Award Agreement, the Participant will generally have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares.

Restricted Stock Unit Awards

The Compensation Committee may grant Restricted Stock Units (or “RSUs”) to Eligible Individuals and will determine the terms and conditions and restrictions applicable to such Awards to be set forth in an Award Agreement. The Award Agreement will include the time and form of payment of each RSU. Any shares of Common Stock underlying the RSUs will be issued (or cash in lieu thereof will be paid) not earlier than the date on which such RSUs vest. On the settlement date of an RSU, the Company will issue to the Participant one unrestricted, fully transferrable share of Common Stock (or, if provided in the Award Agreement, the Fair Market Value of one such share of Common Stock in cash) for each vested RSU.

Performance Awards

The Compensation Committee may grant Performance Awards to Eligible Individuals that are payable upon the attainment of specific Performance Goals. The Compensation Committee may grant Performance Awards that are or are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Performance Awards may be denominated in shares of Restricted Stock or RSUs, or in cash.  If the Performance Award is denominated in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares (based on the then-current Fair Market Value of such shares), as determined by the Compensation Committee, in its sole and absolute discretion. At the expiration of the applicable Performance Period, the Compensation Committee will determine the extent to which the Performance Goals are achieved and the percentage of each Performance Award that has been earned.

With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will establish in writing the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code so long as the determination is made when the outcome of the Performance Goals are substantially uncertain.

Other Stock-Based Awards and Cash-Based Awards

The Compensation Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, and Awards valued by reference to book value of shares of Common Stock.

The Compensation Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions as it determines in its sole discretion.

Performance Goals

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, will be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following: (i) earnings (either in the aggregate or on a per share basis); (ii) operating income or profit; (iii) underwriting income or profit; (iv) profitability ratios; (v) gross income; (vi) net income (before or after taxes); (vii) cash flow (including annual cash flow provided by operations); (viii) gross profit; (ix) gross profit return on investment; (x) gross margin return on investment; (xi) gross margin; (xii) operating margin; (xiii) working capital; (xiv) earnings before interest and taxes; (xv) earnings before or after either, or any combination of, interest, tax, depreciation and amortization; (xvi) return on equity; (xvii) return on assets; (xviii) return on capital; (xix) return on invested capital; (xx) any other return measures; (xxi) net revenues; (xxii) gross revenues; (xxiii) annual net income to shares of Common Stock; (xxiv) revenue growth; (xxv) annual recurring revenues; (xxvi) recurring revenues; (xxvii) license revenues; (xxviii) changes in annual revenue; (xxix) sales or market share; (xxx) total stockholder return, including return on assets, investment, invested capital, and equity (including income applicable to common stockholders or other class or stockholders); (xxxi) share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time); (xxxii) economic value added; (xxxiii) operational performance measures; (xxxiv) reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof; (xxxv) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Compensation Committee in its sole discretion; (xxxvi) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market-penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures; (xxxvii) the Fair Market Value of a share of Common Stock; (xxxviii) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; (xxxix) reduction in operating expenses or (xl) book value of assets, book value per share of Common Stock, growth in book value per share of Common Stock or any combination thereof.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted thereunder, the Compensation Committee may, in its sole discretion, exclude or adjust the impact of an event or occurrence that the Compensation Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual Participant performance goals, as determined by the Compensation Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Compensation Committee in its sole discretion. Such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Compensation Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

Change in Control

In the event of a Change in Control of the Company, and except as otherwise provided by the Compensation Committee in an Award Agreement, a Participant’s unvested Award will not vest automatically under the 2015 Long-Term Incentive Plan. Instead, the Compensation Committee may determine that (i) Awards, whether or not then vested, will be continued, assumed, or have new rights substituted therefor, as determined by the Compensation Committee in a manner consistent, where applicable, with the requirements of Section 409A of the Code, and the Award will, where appropriate in the sole discretion of the Compensation Committee, receive the same distribution as other Common Stock on such terms as are determined by the Compensation Committee, provided that the Compensation Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution, (ii) all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provide for a Participant-elected exercise will be terminated effective as of the date of the consummation of a Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered until the consummation of the Change in Control, each such Participant will have the right to exercise in full all of such Participant’s Awards that are then-outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise will be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto will be null and void and (iii) the Company or an Affiliate will purchase any Awards for an amount of cash equal to the excess (if any) of the Fair Market Value of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards.

Notwithstanding any other provision herein to the contrary, the Compensation Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an Award at any time.

Repricing

An outstanding Stock Option or Stock Appreciation Right may not be modified to reduce the exercise price thereof; a new Stock Option or Stock Appreciation Right may not, at a lower exercise price, be substituted for a surrendered Stock Option or Stock Appreciation Right; and an outstanding Stock Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award may not be canceled for cash or another Award (in each case subject to equitable adjustments described in the 2015 Long-Term Incentive Plan) unless such action is approved by the stockholders of the Company; provided that a Stock Appreciation Right granted in exchange for a Stock Option or a tandem Stock Appreciation Right that is granted subsequent to such Stock Option may have an exercise price that is less than the Fair Market Value on the grant date if the Stock Appreciation Right exercise price is equal to the exercise price of the Stock Option or tandem Stock Appreciation Right for which such Stock Appreciation Right was exchanged.

Dividends and Dividend Equivalents

No dividends or dividend equivalents will be paid with respect to Awards that vest contingent on the achievement of performance conditions prior to the vesting of such Awards.

Transferability

Although Awards will generally not be Transferable (except by will or the laws of descent and distribution), the Compensation Committee may permit Awards (other than Incentive Stock Options) to be transferred for no consideration to certain permitted transferees set forth in the 2015 Long-Term Incentive Plan, subject to certain conditions.

Amendment and Termination

The Board may adopt special guidelines and provisions for persons who are residing or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions, or amend, in whole or in part, any or all of the provisions of the 2015 Long-Term Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the 2015 Long-Term Incentive Plan (subject to equitable adjustments); (ii) increase the maximum individual Participant limitations for a fiscal year (subject to equitable adjustments); (iii) change the classification of individuals eligible to receive Awards under the 2015 Long-Term Incentive Plan; (iv) decrease the minimum exercise price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period; (vi) alter the Performance Goals for Restricted Stock, Restricted Stock Units, Performance Awards, Other Stock-Based Awards or Other Cash-Based Awards; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled share of Common Stock; (viii) modify an Option or Stock Appreciation Right to reduce the exercise price of such Award or cancel an outstanding Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award in exchange for cash or another Award (other than as described under “Repricing” above); or (ix) require stockholder approval in order for the 2015 Long-Term Incentive Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code.

New Plan Benefits

No Awards have been granted, and no specific plans have been made for the grant of future Awards, under the 2015 Long-Term Incentive Plan. The grant of any Awards under the 2015 Long-Term Incentive Plan will be at the discretion of the Compensation Committee, as will the terms and number of Awards to be granted in the future. Since no such determinations regarding the grant of Awards have yet been made, the benefits or amounts that will be received by or allocated to the Company’s Named Executive Officers, executive officers as a group, non-employee directors as a group, and all other employees cannot be determined at this time.

The table below sets forth the awards that were granted under the 2013 Omnibus Incentive Plan during 2014 to the current named executive officers, all current executive officers as a group, all non-executive directors as a group and all non-executive officer employees as a group.

2013 Omnibus Incentive Plan: 2014 Award Grants

	Number of Shares Underlying Options	Number of shares underlying RSUs
Matthew Maloney	225,000
Chief Executive Officer		—
Jonathan Zabusky	137,500
President		—
Adam DeWitt	100,000
Chief Financial Officer		—
All Current Executive Officers as a group	620,917	—
Non-Executive Directors as a group	18,183	—
Non-Executive Officer Employees as a group	1,380,313	2,899

Market Price of Shares

The closing price of a share of Common Stock on March 31, 2015 was $45.39.

United States Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the United States federal income tax rules relevant to Awards available for grant under the 2015 Long-Term Incentive Plan and is limited to the United States federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. These rules are highly technical and subject to change. The discussion does not address the state, local, or foreign income tax rules relevant to such Awards. Employees are urged to consult their personal tax advisors with respect to the federal, state, local, and foreign tax consequences relating to any Awards.

Incentive Stock Options

A Participant who is granted an Incentive Stock Option recognizes no income upon grant or exercise of the Option. However, the excess of the fair market value of Company’s Common Stock on the date of exercise over the Option exercise price is includible in the optionee’s alternative minimum taxable income. Consequently, the optionee may be required to pay an alternative minimum tax even though the optionee receives no cash upon exercise of the Incentive Stock Option that the optionee can use to pay such tax.

If an optionee holds the Common Stock acquired upon exercise of the Incentive Stock Option for at least two years from the date of grant and at least one year following exercise (the “Statutory Holding Periods”), the IRS will tax the optionee’s gain, if any, upon a subsequent disposition of such Common Stock, as capital gain. If an optionee disposes of Common Stock acquired through the exercise of an Incentive Stock Option before satisfying the Statutory Holding Periods (a “Disqualifying Disposition”), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the Common Stock on the exercise date over (2) the exercise price. This income is subject to income (but not employment) tax withholding. The balance of the gain that the optionee realizes on such a disposition, if any, is long-term or short-term capital gain, depending on whether the Common Stock has been held for more than one year following exercise of the Incentive Stock Option.

Special rules apply for determining an optionee’s tax basis in and holding period for Common Stock acquired upon the exercise of an Incentive Stock Option if the optionee pays the exercise price of the Incentive Stock Option in whole or in part with previously owned Company shares. Under these rules, the optionee does not recognize any income or loss from delivery of shares of Common Stock (other than shares previously acquired through the exercise of an Incentive Stock Option and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee’s tax basis in and holding period for the newly-acquired shares of Common Stock will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s tax basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly-acquired shares) and the optionee’s holding period will begin on the date such shares are transferred. Under regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.

If any optionee pays the exercise price of an Incentive Stock Option in whole or in part with previously-owned shares that were acquired upon the exercise of an Incentive Stock Option and that have not been held for the Statutory Holding Periods, the optionee will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.

We are not entitled to any deduction with respect to the grant or exercise of an Incentive Stock Option or the optionee’s subsequent disposition of the shares acquired if the optionee satisfies the Statutory Holding Periods. If these holding periods are not satisfied, we are generally entitled to a deduction in the year the optionee disposes of the Common Stock in an amount equal to the optionee’s compensation income.

Non-Qualified Stock Options

A Participant who is granted a Non-Qualified Stock Option recognizes no income upon grant of the Option. At the time of exercise, however, the optionee recognizes compensation income equal to the difference between the exercise price and the fair market value of the Company shares received on the date of exercise. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the compensation income that the optionee recognizes.

When an optionee disposes of Common Stock received upon the exercise of a Non-Qualified Stock Option, the optionee will recognize capital gain or loss equal to the difference between the sales proceeds received and the optionee’s basis in the stock sold. We will not receive a deduction for any capital gain recognized by the optionee.

If an optionee pays the exercise price for a Non-Qualified Stock Option entirely in cash, the optionee’s tax basis in the Common Stock received equals the stock’s fair market value on the exercise date, and the optionee’s holding period begins on the day after the exercise date. If however, an optionee pays the exercise price of a Non-Qualified Stock Option in whole or in part with previously-owned shares of Common Stock, then the optionee’s tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will equal the share’s value on the exercise date, and the optionee’s holding period will begin on the day after the exercise date.

Stock Appreciation Rights

A Participant who is granted an SAR recognizes no income upon grant of the SAR. At the time of exercise, however, the Participant recognizes compensation income equal to any cash received and the fair market value of any Company Common Stock received. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Restricted Stock

Restricted Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. A Participant to whom we grant Restricted Stock Awards may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the shares of Common Stock that we grant as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date of grant.

However, if a Participant does not make a Section 83(b) Election, then the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the Participant makes a Section 83(b) Election, any dividends that we pay on Common Stock subject to the restrictions constitute compensation income to the Participant and compensation expense to us. Any compensation income the Participant recognizes from a grant of restricted shares is subject to income and employment tax withholding. We are generally entitled to an income tax deduction for any compensation income taxed to the Participant.

Restricted Stock Units

The grant of a Restricted Stock Unit does not generate taxable income to a Participant or an income tax deduction to us. Any cash and the fair market value of our Common Stock received as payment in respect of a Restricted Stock Unit will constitute ordinary income to the Participant. The Participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the Participant recognizes.

Performance Awards and Other Stock-Based Awards

The grant of a Performance Award or Other Stock-Based Award (including stock equivalent units) does not generate taxable income to a Participant or an income tax deduction to us. Any cash and the fair market value of any Company Common Stock received as payment in respect of a Performance Award or Other Stock-Based Award will constitute ordinary income to the Participant. The participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the Participant recognizes.

Payment of Withholding Taxes

We have the right to withhold or require a Participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2015 Long-Term Incentive Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Compensation Committee may, in its sole discretion, permit the Participant to satisfy any minimum statutorily-required tax withholding requirement by delivering shares of Company Common Stock that the Participant previously owned or by directing us to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an option or the lapse of a period of restriction.

Recoupment of Awards

Awards will be subject to recoupment in accordance with any Company recoupment policy or other agreement or arrangement with a Participant, or pursuant to any other right or obligation of the Company under applicable law or regulation.

Equity Based Compensation Plans

Immediately prior to and in connection with the consummation of the Merger, the Company’s Board of Directors and the Company’s stockholders approved the 2013 Omnibus Incentive Plan.  All of the Company’s other historic equity incentive plans of the Company were terminated effective as of the Merger Date.  The following table sets forth information, as of December 31, 2014, concerning the 2013 Omnibus Incentive Plan:

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Per Share Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(3)
Equity compensation plans approved by security holders:
2013 Omnibus Incentive Plan	6,183,694	(1)	$8.49	1,286,562
Equity compensation plans not approved by security holders	—		—	—
Total	6,183,694		$8.49	1,286,562
(1)	Includes 2,899 shares issuable upon the vesting of restricted stock units.
(2)	The weighted-average exercise price excludes restricted stock unit awards, which have no exercise price.
(3)

All of these shares are available for issuance under the 2013 Omnibus Incentive Plan, which allows grants in the form of cash, stock options, restricted stock, restricted stock units, other stock-based awards or combinations thereof. The maximum number of shares that may be issued under the 2013 Omnibus Incentive Plan is 10,351,283, of which 1,286,562 remained available for issuance as of December 31, 2014.

Vote Required

The affirmative vote of a “majority” of votes cast by holders of our common stock entitled to vote thereon, represented by proxy or in person at the Annual Meeting, is required to approve the adoption of the GrubHub Inc. 2015 Long-Term Incentive Plan.  “Broker non-votes” and abstentions will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” the approval of the GrubHub Inc. 2015 Long-Term

Incentive Plan.

EXECUTIVE OFFICERS

Set forth below is a list and biographical information for each of our current executive officers (other than Messrs. Matthew Maloney and Jonathan Zabusky, who also serve as members of our Board and whose biographical information is set forth above under the section entitled “Information Regarding Director Nominees and Current Directors”).

Name	Age	Position
Matthew Maloney	39	Chief Executive Officer
Jonathan Zabusky	41	President
Adam DeWitt	42	Chief Financial Officer and Treasurer
Margo Drucker	50	Senior Vice President, General Counsel and Secretary
Brian Lanier	46	Chief Technology Officer

Adam DeWitt.  Mr. DeWitt served as Chief Financial Officer of GrubHub Holdings from November 2011 until the Merger Date, and since the Merger Date, has served in the same capacity for us. From March 2007 to October 2011, he served as Chief Financial Officer of optionsXpress Holdings, Inc., an online securities brokerage, and from March 2005 to March 2007, as Vice President of Finance, where he managed financial reporting, budgeting, investor relations and corporate development.  Mr. DeWitt holds a B.A. in Economics from Dartmouth College.

Margo Drucker.  Ms. Drucker served as Vice President, General Counsel and Secretary of Seamless North America, LLC from June 2012 until the Merger Date, and since the Merger Date, she has served in the same capacities for us, currently as Senior Vice President, General Counsel and Secretary. From November 2005 to June 2012, she served as Senior Vice President and Senior Deputy General Counsel at Martha Stewart Living Omnimedia, Inc., where she oversaw all aspects of the legal department, including licensing, employment, SEC filings, corporate governance and litigation.  Ms. Drucker holds a B.A. in History and Economics from Brown University and a J.D. from New York University School of Law.

Brian Lanier.  Mr. Lanier has served as Chief Technology Officer since September 2014.  From December 2009 to July 2014, Mr. Lanier served as Vice President, Engineering, at Comcast Corporation where he spearheaded the converged products initiative.  From October 2004 to December 2009, he served as Vice President, Product Development at TiVo where he led product development, program management and quality assurance for the TiVo DVR and service.  Mr. Lanier holds a B.Sc. in Decision and Information Sciences from Santa Clara University.

Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.  There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Named Executive Officers

The Company’s named executive officers (“NEOs”), for the fiscal year ended December 31, 2014, which consist of the principal executive officer and the two other most highly compensated executives, are:

•	Matthew Maloney, Chief Executive Officer (“CEO”);
•	Jonathan Zabusky, President (“President”); and
•	Adam DeWitt, Chief Executive Officer (“CFO”).

Introduction

On August 8, 2013 (the “Merger Date”), Seamless Holdings Corporation (“Seamless Holdings”), Seamless North America, LLC (“Seamless North America” and, together with Seamless Holdings, the “Seamless Platform”) and GrubHub Holdings (the “GrubHub Platform”) consummated a transaction (the “Merger”) pursuant to which the GrubHub Platform and the Seamless Platform merged.  Prior to the Merger Date, Mr. Zabusky was an employee of Seamless North America and Messrs. DeWitt and Maloney were employees of GrubHub Holdings.  After the Merger Date and during fiscal 2014, the NEOs were employees of the Company.  In connection with the Merger, we entered into amended employment agreements with the NEOs.

Our Compensation Committee is primarily responsible for the executive compensation program for our executive officers and reports to our Board of Directors on its discussions, decisions and other actions.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to the NEOs for the fiscal years ended December 31, 2014 and 2013. Amounts for the period of time prior to the Merger in 2013 reflect compensation earned by Messrs. Maloney and DeWitt in connection with their GrubHub Holdings employment and compensation earned by Mr. Zabusky prior to the Merger in connection with his Seamless North America employment.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Matthew Maloney	2014	400,000	—	2,960,528	220,000	10,400	3,590,928
Chief Executive Officer and Director	2013	265,000	—	407,668	—	10,159	682,827
Jonathan H. Zabusky	2014	333,000	—	1,809,211	183,150	55,507	2,380,868
President and Director	2013	328,183	244,000	—	—	97,310	669,493
Adam DeWitt	2014	300,000	—	1,315,790	168,000	10,400	1,794,190
Chief Financial Officer and Treasurer	2013	300,000	300,000	102,264	—	14,750	717,014
(1)

The bonus column for Mr. Zabusky displays the bonus earned by him in respect of Seamless North America’s fiscal year ended September 30, 2013 ($205,100, which was paid November 7, 2013) and the bonus earned by Mr. Zabusky in respect of the remaining portion of 2013 ($38,900, which was paid January 16, 2014), which was paid to reflect the Company’s change to a calendar fiscal year. Mr. DeWitt received a $300,000 retention bonus, which was paid on November 29, 2013. Messrs. Maloney, Zabusky and DeWitt did not receive annual bonuses for 2014.

(2)

The value of Messrs. Maloney’s, Zabusky’s and DeWitt’s option awards are based on the fair value of the award as of the grant date in accordance with ASC Topic 718.  Assumptions used in the calculation of the grant date fair value are set forth in Note 9, Stock-Based Compensation in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Regardless of such option awards’ fair value on the grant date, the actual value that may be recognized by the NEOs will depend on the market value of the Company’s common stock on a future date when such stock option vests. Mr. Zabusky was not granted any new option awards in 2013.

(3)

The amounts shown in this column represent payments made for the 2014 fiscal year under the Company’s Management Incentive Bonus program according to the 2014 performance criteria set by the Compensation Committee and used to determine whether and to what extent the NEOs would receive payments under the 2014 plan. These amounts were paid in February 2015.  See “Narrative to Summary Compensation Table” below for a description of our Management Incentive Bonus program for 2014.

(4)

The amounts reported in this column for Messrs. Maloney and DeWitt consist of the 401(k) company matching contributions made for each executive in 2014 and 2013. The compensation listed for Mr. Zabusky in this column includes: (i) the Company’s reimbursement of certain travel expenses to New York City for 2014 and 2013 ($28,907 and $35,776, respectively), (ii) a tax gross-up amount of $30,623 in 2013; (iii) car payments for 2014 and 2013 ($13,200 per year); (iv) long-term disability and life insurance benefits for 2014 and 2013 ($3,000 and $9,432, respectively); and (v) the 401(k) plan company matching contributions made in 2014 and 2013 on behalf of Mr. Zabusky ($10,400 and $8,279, respectively).

Narrative to Summary Compensation Table

Each NEO is a party to an employment agreement, the material terms of which are summarized below.  None of the NEOs is entitled to receive severance payments upon a termination of employment other than as described below. Each NEO’s employment agreement provides for the payment of an annual base salary and customary employee benefits. Further, the employment agreements provide that each is eligible to participate in any cash incentive compensation plan to the same extent as the Company’s other senior executives.  Messrs. Maloney, DeWitt and Zabusky’s employment agreements do not provide a specified employment term and thus they are employed at-will, subject to the below-described termination provisions of their employment agreements (and with respect to Mr. Zabusky, the terms of the letter agreement entered into with the Company on February 20, 2015).

In April 2014, the Compensation Committee set the annual incentive compensation opportunity for each of our NEOs at 50% of his respective annual base salary and established the performance goals, including both corporate metrics and individual objectives, for the Management Incentive Bonus Program.  Payouts under the Management Incentive Bonus program for 2014 were based 80% on the achievement of corporate metrics and 20% on the satisfaction of individual objectives.  The corporate metrics included pre-established targets for (i) Gross Food Sales, (ii) Net Revenue and (iii) adjusted EBITDA, with a relative weighting of 40%, 40% and 20%, respectively.  Each metric could be achieved between 80% and 120% of the target. The definition (and related reconciliation to the closest GAAP measure) for each of “Gross Food Sales” and “adjusted EBITDA” can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  The corporate metrics were achieved at 110% of the pre-established targets. The individual objectives were achieved by our NEOs at an average of 105%.

We, and prior to the Merger, GrubHub Holdings and Seamless North America, have historically used stock options as the primary component of our executive compensation program. We believe this approach has allowed us to attract and retain key talent in our industry and has aligned our executive team’s focus and contributions with our long-term interests and those of our stockholders. We grant stock options with an exercise price not less than the fair market value of our common stock on the date of grant, so these stock options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant. Typically, stock options granted to our executive officers vest over four years, allowing them to serve as an effective retention tool.  In fiscal 2014, our executive officers, including our NEOs, were eligible to receive long-term equity incentives at the discretion of the Compensation Committee under the GrubHub Inc. 2013 Omnibus Incentive Plan (the “2013 Omnibus Incentive Plan”). In connection with the Merger, we assumed each of the NEO’s option awards that were outstanding prior to the Merger (the “Pre-Merger Options”) and replaced them with options under the 2013 Omnibus Incentive Plan. Additional information as to how each NEO’s Pre-Merger Options were assumed and replaced is set forth below.

In connection with the Merger, we assumed Mr. Maloney’s and Mr. DeWitt’s Pre-Merger Options (including Mr. DeWitt’s Initial Option and IPO Option as described below) and replaced such options for options under the 2013 Omnibus Incentive Plan. Using a 1.01197-to-1 Company share to GrubHub Holdings share ratio, after such replacement, the Pre-Merger Options were converted to options to purchase an aggregate of 353,517 and 324,078 shares of our common stock, respectively.

As a general practice, we provide no material benefits to executive officers relative to other employees.  We provide standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions as provided to all other eligible employees.  Our executive officers may also participate in a defined contribution plan that is qualified under Section 401(a) of the Code.  In fiscal 2014, we matched 100% of the first 3% of employees’ contributions and 50% of the next 2% of employees’ contributions that were made, up to a maximum of $10,400 for “highly compensated employees” (as defined by the Internal Revenue Service).

We provide certain limited perquisites to our executive officers, which we believe aid the executives in their execution of Company business. For additional information on perquisites and other benefits, please see the “Summary Compensation Table” above.

Employment Agreements

Matthew Maloney

Mr. Maloney entered into an Employment Agreement with GrubHub Holdings in contemplation of the Merger, dated May 19, 2013 (the “Maloney Employment Agreement”), pursuant to which Mr. Maloney serves as the Company’s Chief Executive Officer.  The Maloney Employment Agreement provides for the payment of an annual base salary, which is subject to annual review by the Compensation Committee of the Board, and customary employee benefits. Further, the Maloney Employment Agreement provides that Mr. Maloney is eligible to participate in any cash incentive compensation plan to the same extent as our other senior executives and to receive equity awards as determined by the Compensation Committee in its sole discretion.

Adam DeWitt

Mr. DeWitt entered into an employment agreement with GrubHub Holdings in contemplation of the Merger, dated May 19, 2013 (the “DeWitt Employment Agreement”), pursuant to which Mr. DeWitt serves as the Company’s Chief Financial Officer.  The DeWitt Employment Agreement provides for the payment of an annual base salary and customary employee benefits. Further, the DeWitt Employment Agreement provides that Mr. DeWitt is eligible to participate in any cash incentive compensation plan to the same extent as our other senior executives.  Pursuant to his employment agreement, Mr. DeWitt was granted and earned a retention cash bonus of $300,000, which was subject to his continued employment with the Company through November 7, 2013, which amount was paid on November 27, 2013.

Mr. DeWitt was granted two options on December 7, 2011. One was subject to time vesting (the “Initial Option”) and the other was scheduled to vest upon the consummation of an initial public offering (the “IPO Option”). Both of these options were amended by the terms of the DeWitt Employment Agreement, which provided that in exchange for his waiver of the acceleration provisions of the Initial Option, which had previously entitled him to acceleration upon the Merger, he would be entitled to vest in the IPO Option on the earlier of February 8, 2014 or the consummation of an initial public offering (which such IPO Option vested on February 8, 2014); and the Initial Option would continue to vest for 48 months, having begun vesting on December 7, 2011. The DeWitt Employment Agreement also provides that the Initial Option would vest if Mr. DeWitt were to be terminated other than for “cause” or were to be “constructively terminated” (as such terms are defined in the Initial Option award agreement), during the 45 days prior to or in the two years following the Merger Date.

Jonathan Zabusky

Mr. Zabusky is party to an offer letter with Seamless North America (the “Original Offer Letter”) and an Agreement Relating to Employment and Post-Employment Competition (“Original Employment Agreement”), each dated as of June 6, 2011.  We subsequently entered into a letter agreement on May 13, 2013 with Mr. Zabusky in contemplation of the Merger (the “Zabusky Employment Amendment” and, together with the Original Offer Letter and the Original Employment Agreement, collectively referred to herein as Mr. Zabusky’s employment agreement).  The Zabusky Employment Amendment amended the terms of the Original Offer Letter and the Original Employment Agreement.

Mr. Zabusky’s Original Offer Letter provides for the payment of base salary and customary employee benefits.  Further, the Original Offer Letter provides that Mr. Zabusky is eligible to participate in the Company’s incentive compensation plan. For 2013, Mr. Zabusky’s annual target bonus opportunity was 50% of his base salary, subject to the attainment of applicable performance goals.

The Zabusky Employment Amendment provides for a retention incentive, whereby 25% of Mr. Zabusky’s Pre-Merger Options that would have been unvested on the one-year anniversary of the Merger Date accelerated on February 8, 2014 (or 104,818 options to purchase GrubHub common stock). Such acceleration was subject to Mr. Zabusky’s continued employment with the Company through February 8, 2014. The original vesting schedule of the remaining Pre-Merger Options has shortened due to such acceleration.

Payments Upon Termination

If an NEO’s employment is terminated for any reason, the Company will pay such NEO (i) any unpaid base salary earned through the date of termination, (ii) unpaid expense reimbursements, (iii) unused vacation accrued through the date of termination and (iv) any unvested benefits such NEO may have under any of the Company’s employee benefit plans through the date of termination.

In addition to the above benefits, if an NEO’s employment is terminated by the Company without “cause” or by him for “good reason” (as such terms are defined in the respective employment agreement), he will be entitled to receive:

•

twelve months of his then-current base salary, payable in equal installments over twelve months (or, for Mr. Zabusky, compensation equal to 100% of his then-current annual base salary for a 52-week period);

•

reimbursement of “COBRA” premiums for up to twelve months for him and any of his eligible dependents (or, for Mr. Zabusky, continued coverage under the Company’s group health plan for 52 weeks at the same cost to Mr. Zabusky as when he was actively employed);

•

a period of three (3) months to exercise vested options held by the NEO as of the date of termination; provided that, in no event will the NEO be entitled to exercise such options following the expiration of the original term of the option; and

•

with respect to Mr. Zabusky only, continued use of the leased vehicle used by him at the time of his termination (if any) for 52 weeks under the same terms and conditions as when Mr. Zabusky was actively employed (or, if Mr. Zabusky is receiving a car allowance at the time of termination, such car allowance will continue during the 52 week period).

If either Mr. Maloney or Mr. DeWitt is terminated by the Company without “cause” or by him for “good reason” within the period beginning 45 days prior to and ending twelve months after the occurrence of a Change in Control (as defined in their employment agreements, but not including the Merger), then such NEO shall be entitled to receive the above-referenced severance benefits.  In addition, in such an event, all of their then-outstanding stock options or stock-based awards (including any outstanding options granted in replacement of the Pre-Merger Options) shall immediately vest and become exercisable. Furthermore, Messrs. Maloney and DeWitt would be entitled to receive a pro rata target incentive compensation opportunity, if applicable, for the year of termination.

In addition, in the event of a Change of Control (as defined in the 2013 Omnibus Incentive Plan), 100% of Mr. Zabusky’s then-unvested Pre-Merger Options would vest concurrently with the occurrence of such change in control event.

Any severance payments are conditioned upon the NEOs entering into a release of claims in favor of the Company. The employment agreements also provide that Messrs. Maloney and DeWitt continue to be subject to the non-competition and non-solicitation restrictions contained in his respective prior employment or protective agreement, which apply during employment and, for Mr. Maloney, a two-year period thereafter (provided that the post-termination period shall be shortened to one year in respect of non-competition restrictions in the event of termination without “cause” or resignation for “good reason”), and for one year after Mr. DeWitt’s employment, and that the payment of severance benefits is subject to continued compliance with such restrictions. Further, Mr. Maloney’s and Mr. DeWitt’s employment agreements contain a 280G cut-back provision pursuant to which any payments constituting “parachute payments” under Section 280G of the Code shall be reduced to the extent such reduction results in a greater payment than if no such reduction had been made.

Mr. Zabusky’s Original Employment Agreement also provides that the payment of severance benefits is subject to his continued compliance with the two-year post-employment non-competition and non-solicitation restrictions contained in his Original Employment Agreement.  Further, pursuant to the Zabusky Employment Amendment, upon a termination of Mr. Zabusky’s employment for any reason other than for “cause” (as such term is defined in the Original Employment Agreement), any common units issued to Mr. Zabusky pursuant to his Pre-Merger Options will not be subject to Company repurchase, call or similar rights.

2015 Compensation Actions

As previously disclosed, on February 20, 2015, Mr. Zabusky entered into a letter agreement with the Company, which provides that, effective August 3, 2015 (the “Separation Date”), Mr. Zabusky will resign from his positions as President of the Company, any position with any affiliates, subsidiaries or other related entities of the Company and as a member of the Board.

The letter agreement provides that in exchange for his willingness to remain employed with the Company until the Separation Date, and subject to his execution of a release of all claims in favor of the Company, he will receive the following benefits: (i) continuation of his annual salary of $333,000 for 52 weeks following the Separation Date (the “Separation Period”) and his annual car payment of $13,200 during the Separation Period; (ii) health coverage under the Company’s group health plan for Mr. Zabusky and his eligible dependents at the same level and cost to him as when he was actively employed, for the shorter of the Separation Period or throughout the period he maintains the coverage; and (iii) each vested stock option to acquire shares of the Company’s common stock previously granted to Mr. Zabusky under the 2013 Omnibus Incentive Plan and held by Mr. Zabusky as of the Separation Date shall remain exercisable for a period of 180 days following the Separation Date.  The above benefits are conditioned upon: (a) Mr. Zabusky’s execution of an amendment to the letter agreement which provides, among other things, for the release of all claims in favor of the Company as of the Separation Date; (b) his employment not being terminated for “Cause” (as defined in the letter agreement) before the Separation Date; and (c) Mr. Zabusky working for the Company during the entire Separation Period.  In addition, Mr. Zabusky has agreed to certain confidentiality provisions and is subject to certain non-competition and non-solicitation restrictions for a period of two years following the Separation Date.  The Company has also agreed not to terminate Mr. Zabusky for any reason other than Cause during the Separation Period.

On December 11, 2014, the Compensation Committee increased the annual base salary of Messrs. Maloney, Zabusky and DeWitt to $600,000, $333,000 and $375,000, respectively, to bring their cash compensation to a more market-competitive level.  In addition, on January 7, 2015, in recognition of Mr. DeWitt’s increased responsibilities, including his oversight of the Company’s Care organization, the Compensation Committee granted Mr. DeWitt 29,400 options to purchase the Company’s common stock under the 2013 Omnibus Incentive Plan.  The options vest as to 25% of the underlying shares on January 1, 2016 and in equal amounts on the first calendar day of each month for the 36 consecutive months thereafter, subject to Mr. DeWitt’s continued service as an employee of the Company.

In addition, the Compensation Committee recommended, and the Board approved, the GrubHub Inc. 2015 Long-Term Incentive Plan.  For additional information, see “Proposal No. 3, Approval of the Adoption of the GrubHub Inc. 2015 Long-Term Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards (which consisted solely of option awards) as of December 31, 2014 for each of our NEOs:

Name	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2014(1)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2014		Option Exercise Price ($)	Option Expiration Date
Matthew Maloney	—	225,000	(a)	13.70	1/28/2024
Matthew Maloney(2)	—	36,178	(b)	8.40	3/12/2023
Matthew Maloney(3)	50,599	—		8.40	1/28/2023
Matthew Maloney	—	32,090	(c)	6.18	11/16/2022
Matthew Maloney	—	32,090	(d)	5.06	7/26/2022
Matthew Maloney	39,088	163,472	(e)	2.00	4/23/2022
Jonathan H. Zabusky	—	137,500	(a)	13.70	1/28/2024
Jonathan H. Zabusky(4)	248,047	126,953	(f)	5.60	11/15/2022
Jonathan H. Zabusky	378,703	72,916	(g)	3.80	9/13/2021
Adam DeWitt	—	100,000	(a)	13.70	1/28/2024
Adam DeWitt(2)	—	18,414	(b)	8.40	3/12/2023
Adam DeWitt	—	16,333	(c)	6.18	11/16/2022
Adam DeWitt	—	16,333	(h)	5.06	7/26/2022
Adam DeWitt	—	16,333	(i)	2.00	4/23/2022
Adam DeWitt(5)	43,009	—		2.00	12/7/2021
Adam DeWitt	117,507	48,963	(j)	2.00	12/7/2021
(1)	The amounts shown above have been converted to reflect the post-Merger amounts and the post-Merger exercise prices of option awards that were assumed by the Company.
(2)

36,178 and 18,414 options were granted in replacement of Messrs. Maloney’s and DeWitt’s March 2013 option awards, respectively, pursuant to GrubHub Holdings’ existing quarterly grant program. These quarterly grants were deemed appropriate by GrubHub Holdings’ board of directors in light of Messrs. Maloney’s and DeWitt’s contributions to GrubHub Holdings and thus the board of directors awarded a quarterly grant in a similar amount to the previous quarterly grant. The remaining option awards to Messrs. Maloney and DeWitt that are listed above (other than those noted in (3) below) were granted in replacement for option awards made prior to 2013.

(3)

50,599 options were granted in replacement of the IPO incentive award granted by GrubHub Holdings to Mr. Maloney in January 2013. Mr. Maloney’s IPO incentive award was determined to be appropriate by GrubHub Holdings’ board of directors in light of Mr. Maloney’s skills and importance to a successful public offering of GrubHub Holdings, as well as the value a successful offering would bring to GrubHub Holdings. Pursuant to the option award agreement, this option vested and became exercisable upon the consummation of the IPO.

(4)

Awards granted to Mr. Zabusky listed above were granted in replacement for option awards made prior to 2013. Pursuant to Mr. Zabusky’s employment agreement, 104,818 of his options accelerated on February 8, 2014.

(5)	Pursuant to the option award agreement, this option vested and became exercisable on February 8, 2014.

Vesting Terms of Underlying Unexercised Options that were not Exercisable as of December 31, 2014

(a)

1/4th of the shares underlying the option will vest on February 1, 2016, thereafter 1/48 of the shares underlying the option will vest on the 1st calendar day of each month for 36 consecutive months beginning on March 1, 2016.

(b)	1/3rd of the shares underlying the option will vest on the 1st calendar day of each month for 3 consecutive months beginning on November 1, 2016.
(c)	1/3rd of the shares underlying the option will vest on the 1st calendar day of each month for 3 consecutive months beginning on August 1, 2016.
(d)	1/3rd of the shares underlying the option will vest on the 1st calendar day of each month for 3 consecutive months beginning on May 1, 2016.
(e)

Shares underlying the option vested or will vest on the 1st calendar day of each month as follows: approximately 1,239 shares beginning May 1, 2013 through April 1, 2014, approximately 3,028 shares beginning May 1, 2014 through January 1, 2015, approximately 10,697 shares beginning February 1, 2015 through March 1, 2016 and the remaining shares will vest on April 1, 2016.

(f)

1/4th of the shares underlying the option vested on November 1, 2013.  Beginning December 1, 2013 and continuing monthly until April 1, 2016, the option vested or will vest in equal amounts, representing 1/48 of the shares, except that on May 1, 2016, the option will vest as to 3,906 shares. On February 8, 2014, 25% of the shares that would have remained unvested on August 8, 2014 became exercisable (104,818 shares).

(g)	1/4th of the shares underlying the option vested on June 6, 2012 and 1/48 vested or will vest on the 6th calendar day of each month for 36 consecutive months beginning on July 6, 2012.
(h)	1/3rd of the shares underlying the option will vest on the 1st calendar day of each month for 3 consecutive months beginning on May 1, 2016.
(i)	1/3rd of the shares underlying the option will vest on the 1st calendar day of each month for 3 consecutive months beginning on January 1, 2016.
(j)	1/48th of the shares underlying the option vested on the 7th calendar day of each month for 48 consecutive months beginning on November 7, 2011.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Stockholders’ Agreement

On May 19, 2013, we entered into a stockholders’ agreement, as amended on August 8, 2013 and February 7, 2014 (the “Stockholders’ Agreement”) with certain stockholders listed therein. The Stockholders’ Agreement was terminated concurrently with the consummation of the IPO.

The Stockholders’ Agreement granted each stockholder the right to vote its respective shares of stock to ensure that the size of our Board of Directors was set and remained at nine directors, and it also granted certain groups of stockholders, subject to certain conditions, the right to nominate representatives to committees of our Board of Directors. Each stockholder also agreed, immediately prior to the IPO, to vote to ensure that the board seat held by Mike Evans (former Chief Operating Officer) as well as board observer positions were automatically eliminated.

The Stockholders’ Agreement provided the Company and stockholders holding at least a 1% interest in the Company a right of first refusal on any proposed transfer of shares. In the event of a transfer of shares approved by the majority of each group of stockholders listed therein, each non-transferring stockholder had tag-along rights to sell its shares. Finally, the Stockholders’ Agreement granted the Company the right to require stockholders to sell their shares in the event of a merger, sale, reorganization, recapitalization or other transaction that would result in a change of control.

Registration Rights Agreement

On August 8, 2013, we entered into a registration rights agreement (the “Registration Rights Agreement”) with certain holders of our stock listed therein (collectively, and as amended, “Holders”). Pursuant to the terms of the Registration Rights Agreement, Holders are entitled to demand registration and piggyback registration rights.

Demand Registrations.  Under the Registration Rights Agreement, following our IPO, Holders are able to require us, by delivering written notice, to file a registration statement covering at least $25,000,000 of the common stock issued to the Holders and any of those securities issued to the Holders by way of share split, share dividend, recapitalization, exchange, merger, consolidation or similar event or otherwise, and held by all of the Holders immediately prior to the filing of the registration statement (any such written notice, a “Demand Notice” and any such registration, a “Demand Registration”). We are required to use our reasonable best efforts to effect such registration in accordance with the terms of the Demand Notice, subject to certain rights we will have to delay or postpone such registration. Certain Holders are limited by the number of Demand Registrations that they may require us to effect. At any time before the effective date of registration, the requisite Holders who provided the Demand Notice with respect to such Demand Registration, on behalf of all of the selling Holders, may revoke such request without liability to such selling Holders by providing written notice to the Company.

Piggyback Registrations.  Under the Registration Rights Agreement, if at any time we propose to register any of our equity securities under the Securities Act of 1933, as amended (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto, or pursuant to an employee benefit or dividend reinvestment plan), we will be required to notify the Holders 20 days before the anticipated filing date of their right to participate in such registration. We will use reasonable best efforts to cause all eligible securities requested to be included in the registration statement to be so included. We have the right to reduce the amount of securities to be offered by the Holders in such registration statement if the underwriters deem that the proposed amount of securities to be sold will adversely affect the success of the sale of such securities. We also have the right to withdraw or postpone the filing of a registration statement in which the Holders have elected to exercise piggyback registration rights. Certain Holders exercised their piggyback rights pursuant to the Registration Rights Agreement in connection with our follow-on offering.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (“DGCL”); or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

Our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise.  Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service and to advance all expenses incurred by them in investigating or defending any such action, suit, or proceeding.

We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as officers, members of our Board and potentially in other roles with our Company.  We also maintain directors’ and officers’ liability insurance.

Policies and Procedures for Related Party Transactions

Related Party Transaction Policy

The Board has adopted a written Related Party Transaction Policy (the “Policy”) governing the review, approval and ratification of transactions that involve related persons and potential conflicts of interest.  Related persons include the Company’s officers, directors and director nominees, holders of more than five percent (5%) of a class of the Company’s voting securities, and immediate family members of the foregoing persons.  A “related party transaction” means a transaction or series of transactions in which the Company was, is or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which a related party has a direct or indirect material interest.  Examples include sales, purchases or other transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished, the borrowing and lending of funds, as well as guarantees of loans or other undertakings; and the employment by the Company of an immediate family member of a related party, or a material change in the terms or conditions of the employment of such an individual.

The Audit Committee has the authority to (i) determine categories of related party transactions that are immaterial and are not required to be individually reported to, reviewed by, and/or approved by the Audit Committee and (ii) approve in advance categories of related party transactions that need not be individually reported to, reviewed by, and/or approved by the Audit Committee, but instead may be reported to and reviewed by the Audit Committee collectively on a periodic basis.

According to the Policy, the following transactions do not constitute related party transactions due to their nature, size and/or degree of significance to the Company and therefore do not require approval:

•	reimbursement of business expenses incurred by directors or officers in the performance of their duties and approved for reimbursement by the Company;
•	compensation for non-employee directors approved by the Board;
•	compensation arrangements approved by the Compensation Committee, and employee benefits regularly provided under plans and programs general available to employees;
•

a transaction where the rates or charges involved are determined by competitive bids, or which involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or regulation or by governmental authority;

•	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and
•

transactions entered into the ordinary course of business between the Company and a corporate client for Company corporate services that involve a related party either due to his or her (i) employment with the corporate client, (ii) control over such corporate client or (iii) material ownership or financial interest in such corporate client; provided that such transaction(s) are entered into at arms’ length.

Audit Committee Review and Approval

The Audit Committee has the primary responsibility for reviewing and approving “related party transactions.”  The Audit Committee may delegate its authority to review and approve specified related party transactions or categories of related party transactions (other than a transaction involving a member of the Audit Committee) to one or more members of the Audit Committee where the Audit Committee determines that such action is warranted.  The Audit Committee may also delegate its authority to review and approve specified related party transactions or categories of related party transactions to the Company’s CEO and CFO, acting collectively (other than transactions involving any such delegated officer or a director). Any determinations made by such Audit Committee member or members or by officers pursuant to such delegated authority shall be promptly reported to the full Audit Committee, which may ratify or reverse such determination, as it deems appropriate.

In connection with approving or ratifying a related party transaction, the Audit Committee shall consider all relevant facts and circumstances relating to whether the transaction is in the best interests of the Company, including consideration of the following factors:

•	the position within or relationship of the related party to the Company;
•	the materiality of the transaction to the related party and the Company, including the dollar value of the transaction, without regard to profit or loss;
•

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available with an unrelated party, or is on terms that the Company offers generally to persons who are not related parties;
•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business;
•	the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures; and
•	any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The Audit Committee has the obligation to notify the Board in writing on a quarterly basis of all related party transactions approved by the Audit Committee.

Other Transactions

Brian McAndrews, the Chairman of our Board, is the CEO, President and Chairman of Pandora.  The Company and its subsidiaries have entered, and will continue to enter, into transactions with Pandora for the provision of advertising, which in fiscal 2014 involved payments to Pandora of approximately $1,300,000.  The Audit Committee reviews transactions with Pandora on a quarterly basis and has concluded, after considering relevant facts and circumstances relating to whether the transactions are in the best interests of the Company, that they are not sufficiently material to the related party or the Company to constitute related party transactions.

Ben Spero is a member of our Board.  His mother, Joan Spero, is a member of the board of directors of Citigroup Global Markets Inc. (“Citigroup”).  Citigroup advised GrubHub Holdings in regard to the Merger, for which services Citigroup received an advisory fee.  In addition, Citigroup served as an underwriter in connection with GrubHub’s IPO and follow-on offering, for which services it received customary underwriting discounts and commissions.  While these transactions involved payments that exceeded $120,000, the Audit Committee concluded, after considering relevant facts and circumstances relating to whether the transactions are in the best interests of the Company, that they are not sufficiently material to the related party or the Company to constitute related party transactions.

Other than as described above under this section titled “Certain Relationships and Related Person Transactions,” since January 1, 2014, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 20, 2015, for: (i) each person who is known by us to beneficially own more than 5% of our outstanding common stock; (ii) each of our executive officers named in our Summary Compensation Table; (iii) each of our directors and director nominees; and (iv) all current executive officers, directors and director nominees, as a group.  Unless otherwise indicated below, the address of each of the individuals and entities listed below is c/o GrubHub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602.

Percentage ownership of our common stock is based on 83,778,205 shares of our common stock issued and outstanding as of March 20, 2015.  In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of March 20, 2015 (May 19, 2015).  However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned (%)
5% Stockholders:
T. Rowe Price Associates, Inc.(1)	11,803,888	14.1
Caledonia (Private) Investments Pty Limited(2)	4,305,412	5.1
Named Executive Officers and Directors:
Matthew Maloney(3)	1,932,530	2.3
Jonathan Zabusky(4)	391,984	*
Adam DeWitt(5)	169,272	*
David Fisher(6)	42,955	*
Lloyd Frink(7)	89,728	*
J. William Gurley(8)	3,217,067	3.8
Brian McAndrews(9)	183,067	*
Justin Sadrian	0	*
Benjamin Spero(10)	3,468,007	4.1
Girish Lakshman	0	*
All current executive officers, directors and director nominees, as a group (12 persons)(11)	9,518,085	11.3
*	Represents less than 1% of the outstanding common stock
(1)

The information is based solely on the Schedule 13G/A filed jointly with the SEC on February 10, 2015 by T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (“T. Rowe Price New Horizons”). The amount beneficially owned includes 2,126,787 shares and 11,803,888 shares over which T. Rowe Price Associates has sole voting power and sole dispositive power, respectively.  The amount beneficially owned also includes 5,755,594 over which T. Rowe Price New Horizons has sole voting power.  The principal business address of T. Rowe Price Associates and T. Rowe Price New Horizons is 100 E. Pratt Street, Baltimore, MD 21202.

(2)

The information is based solely on the Schedule 13G filed with the SEC on February 13, 2015 by Caledonia (Private) Investments Pty Limited.  The amount beneficially owned includes 4,305,412 shares over which there is sole voting and sole dispositive power.  The principal business address of Caledonia (Private) Investments Pty Limited is Level 7, Gold Fields House, 1 Alfred Street, Sydney NSW 2000 C3 2000.

(3)

Consists of (i) 396,846 shares held by the Holly R. Maloney Revocable Trust; (ii) 418,899 shares held by the Matthew M. Maloney Revocable Trust; (iii) 991,178 shares held by the Maloney Children’s 2014 Exempt Trust; and (iv) 125,607 shares of common stock that can be acquired by Mr. Maloney upon the exercise of outstanding options, which are currently exercisable or will become exercisable within 60 days of March 20, 2015. Holly R. Maloney, as trustee of the Holly R. Maloney Revocable Trust, has sole voting and dispositive power over the shares held by the Holly R. Maloney Revocable Trust. Matthew M. Maloney, as trustee of the Matthew M. Maloney Revocable Trust, has sole voting and dispositive power over the shares held by the Matthew M. Maloney Revocable Trust. Kim Corbin, as trustee of the Maloney Children’s 2014 Exempt Trust, has sole voting and dispositive power over the shares held by the Maloney Children’s 2014 Exempt Trust. Also includes 796,179 shares that Mr. Maloney pledged to JPMorgan Chase Bank, NA on August 19, 2013.

(4)

Consists of (i) 53,255 shares of common stock and (ii) 338,729 shares of common stock that can be acquired upon the exercise of outstanding options, which are currently exercisable or will become exercisable within 60 days of March 20, 2015.

(5)

Consists of (i) 500 shares of common stock and (ii) 168,772 shares of common stock that can be acquired upon the exercise of outstanding options, which are currently exercisable or will become exercisable within 60 days of March 20, 2015.

(6)	Consists of 42,955 shares of common stock that can be acquired upon the exercise of outstanding options, which are currently exercisable or will become exercisable within 60 days of March 20, 2015.
(7)

Consists of (i) 77,000 shares of common stock and (ii) 12,728 shares of common stock that can be acquired upon the exercise of outstanding options, which are currently exercisable or will become exercisable within 60 days of March 20, 2015.

(8)

Consists of (i) 3,097,150 shares of record held by Benchmark Capital Partners VI, L.P, as nominee for Benchmark Capital Partners VI, L.P., Benchmark Founders’ Fund VI, L.P., Benchmark Founders’ Fund VI-B, L.P. and related individuals, collectively, the Benchmark Funds. Benchmark Capital Management Co. VI, L.L.C., or BCMC VI, is the General Partner of Benchmark Capital Partners VI, L.P., (ii) 106,683 shares of record held by J. William Gurley, (iii) 2,647 shares held by JG & AG Family Partners, LP, a family partnership in which J. William Gurley is the general partner, and (iv) 10,587 shares held by JG & AG Family Partners II, LP, a family partnership in which J. William Gurley is the general partner.  J. William Gurley, a director of the Company, is a managing member of BCMC VI and may be deemed to have shared voting and investment power over the shares held by the Benchmark Funds. The mailing address of the individuals and entities affiliated with Benchmark Capital Partners VI, L.P. is 2965 Woodside Road, Woodside, CA 94062.

(9)

Consists of (i) 84,186 shares of common stock that can be acquired upon the exercise of outstanding options, which are currently exercisable or will become exercisable within 60 days of March 20, 2015, and (ii) 49,440 shares and 49,441 shares held by each of Spiral I Irrevocable Trust and Spiral V Irrevocable Trust (the “Spiral Trusts”), respectively, which were transferred by Mr. McAndrews in February 2014. Christopher McAndrews, as trustee of the Spiral Trusts, has sole voting and dispositive power over the shares held by the Spiral Trusts.  The mailing address of the Spiral Trusts is c/o McCutchen Group LLC, 925 Fourth Avenue, Suite 2288, Seattle, WA 98104.

(10)

Consists of (i) 3,458,297 shares held by SEI VI Chow AIV, L.P. (“SEI VI”), the general partner of which is Spectrum Equity Associates VI, L.P., the general partner of which is SEA VI Management, LLC, over which Brion B. Applegate, William P. Collatos, Victor E. Parker, Christopher T. Mitchell, Benjamin C. Spero and Randy J. Henderson exercise voting and dispositive power, (ii) 8,359 shares held prior to this offering by Spectrum VI Investment Managers’ Fund, L.P. (“IMF VI”), the general partner of which is SEA VI Management, LLC, over which Brion B. Applegate, William P. Collatos, Victor E. Parker, Christopher T. Mitchell, Benjamin C. Spero and Randy J. Henderson exercise voting and dispositive power, and (iii) 1,351 shares held prior to this offering by Spectrum VI Co-Investment Fund, L.P. and together with SEI VI and IMF VI, the “Spectrum Funds,” the general partner of which is SEA VI Management, LLC, over which Brion B. Applegate, William P. Collatos, Victor E. Parker, Christopher T. Mitchell, Benjamin C. Spero and Randy J. Henderson exercise voting and dispositive power. The principal business address of each of the Spectrum Funds is 140 New Montgomery Street, 20th Floor, San Francisco, CA 94105.

(11)	Includes 791,907 shares of common stock that can be acquired upon exercise of outstanding options, which are currently exercisable or will become exercisable within 60 days of March 20, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) reports they file.  To our knowledge, based upon a review of copies of such reports received and written representations from our executive officers, directors and 10% stockholders, our executive officers, directors and 10% stockholders filed the required reports in a timely manner under Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2014.

ADDITIONAL INFORMATION

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for our 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our Secretary at GrubHub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602 by no later than December 12, 2015 and otherwise comply with the requirements of the SEC for stockholder proposals.

Stockholders who intend to bring a proposal before our 2016 Annual Meeting of Stockholders, or to nominate persons for election as directors, in accordance with the advance notice provisions of our amended and restated bylaws, must give timely written notice to the Company’s Secretary of such proposal or nomination.  To be timely, the notice must be delivered to the above address not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received not later than February 20, 2016 nor earlier than January 21, 2016 (assuming the meeting is held not more than 30 days before or more than 60 days after May 20, 2016).  The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to such stockholders.  This delivery method is referred to as “householding” and can result in extra convenience for stockholders and cost savings for companies.  This year, we will be “householding” our proxy materials.  A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders prior to the mailing date.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at (800) 542-1061 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Upon written or oral request, we will promptly deliver separate proxy materials to any stockholders who receive one paper copy at a shared address.

Stockholder Communications with the Board of Directors

Stockholders may contact one or more of our directors in his or her capacity as a member of the Board, or the Board as a whole, about bona fide issues or questions about GrubHub, in writing via U.S. Mail or Expedited Delivery Service to the address below:

GrubHub Inc.

5 Bryant Park

1065 Avenue of the Americas, 15th Floor

New York, New York 10018

Attn: Secretary

Our General Counsel or Legal Department will review all incoming stockholder communications and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the Chairman of the Board. Our General Counsel or Legal Department may decide in the exercise of its judgment whether a response to any stockholder communication is necessary.

Other Business

The Board knows of no other business that may come before the Annual Meeting.  However, if any other matters are properly presented at the meeting, the proxy holders will vote upon them in accordance with their best judgment.

Incorporation by Reference

The information contained above under the caption “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing except to the extent that GrubHub incorporates it by reference into such filing.

Annual Report on Form 10-K

A stockholder may obtain a copy of our 2014 Annual Report on Form 10-K, free of charge, by visiting our website at http://investors.grubhub.com.  Any stockholder who would like a copy of our 2014 Annual Report on Form 10-K, including the related financial statements and the financial statement schedules, may obtain one, without charge, by submitting a written request to the attention of our Secretary, GrubHub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602. Additionally, we will provide copies of the exhibits to the Annual Report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

Appendix A

GRUBHUB INC.

2015 LONG-TERM INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of the GrubHub Inc. 2015 Long-Term Incentive Plan is to foster and promote the long-term financial success of the Company by (a) providing long-term performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by key employees and service providers of the Company and (c) enabling the Company to attract and retain qualified and competent individuals to serve as employees and directors, whose judgment, interest and performance are required for the successful and sustained operations of the Company.  The Plan is effective as of the date set forth in Article XVI.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms will have the following meanings:

2.1 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code and in no event shall such Common Stock in and of itself cause the Award to be subject to Section 409A of the Code.

2.2 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award.  All Awards will be granted by, confirmed by, and subject to the terms of, a written Award Agreement executed by the Company and accepted by the Participant.

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” with respect to a Participant, means “Cause” (or any term of similar effect) as defined in such Participant’s employment agreement with the Company, if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause will include, but not be limited to: (i) Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between Participant and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) Participant’s gross negligence or willful misconduct, or Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by Participant against the Company; or (v) any acts, omissions or statements by a Participant which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

2.6 “Change in Control” has the meaning set forth in Section 12.2.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any section of the Code will also be a reference to any successor provision and any Treasury Regulation and other official guidance and regulations promulgated thereunder.

2.8 “Committee” means the Compensation Committee or such other committee of the Board duly authorized by the Board to administer the Plan.  If a committee was previously or will be duly authorized by the Board to administer the Plan or any Prior Plan (as defined below), as applicable, the term “Committee” will be deemed to refer to the Compensation Committee for all purposes under the Plan.

2.9 “Common Stock” means the common stock, $0.0001 par value per share, of the Company.

2.10 “Company” means GrubHub Inc., a Delaware corporation, and its successors by operation of law.

2.11 “Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.12 “Covered Employee” will mean any Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.13 “Disability” will mean “Disability” in such Participant’s employment agreement with the Company if such an agreement exists and contains a definition of Disability (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Disability (or term of similar effect), with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code.  A Disability will only be deemed to occur at the time of a determination of such Disability by the Committee.  Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability will mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.14 “Effective Date” means the effective date of the Plan defined in Article XVI.

2.15 “Eligible Employees” means each employee of the Company or an Affiliate.

2.16 “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is eligible to receive Awards subject to the conditions set forth herein.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.  Reference to a specific section of the Exchange Act or regulation thereunder will include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.18 “Fair Market Value” means, unless otherwise required by any applicable provision of the Code, as of any date and except as provided below: (a) the last or closing sales price reported for the Common Stock on the date the Committee or the Board has approved the applicable grant, as such sales price is reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee will determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account, where applicable, the requirements of Section 409A of the Code.  For purposes of the grant of any Award, the applicable date will be the trading day of the date of grant, or if the date of grant is not a trading date, the closing price on the trading day immediately prior to the date of grant or the opening price on the first trading day following the date of grant.  For purposes of the exercise of any Award, the applicable date will be the date a notice of exercise is received by the Company (or its agent) or, if not a day on which the applicable market is open, the next day that it is open.

2.19 “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.20 “Full Value Awards” has the meaning set forth in Section 4.1(a).

2.21 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan that is intended to be and is designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.22 “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee or consultant of the Company or any Affiliate.

2.23 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.24 “Other Cash-Based Award” means an Award granted pursuant to Section 11.3 of the Plan and denominated in cash at such time and subject to such terms and conditions as are determined by the Committee in its sole discretion.

2.25 “Other Extraordinary Event” has the meaning set forth in Section 4.2(b).

2.26 “Other Stock-Based Award” means an Award under Article XI of the Plan that is valued in whole or in part by reference to, or is denominated in or otherwise based on, Common Stock.

2.27 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.28 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.29 “Performance Award” means an Award granted to a Participant pursuant to Article X hereof that is contingent upon achieving certain Performance Goals and that may be denominated in shares of Common Stock or cash (regardless of the form of payment).

2.30 “Performance-Based Compensation” will mean any compensation that is intended to qualify as “performance-based compensation” pursuant to Section 162(m)(4)(C) of the Code.

2.31 “Performance Goals” means one or more goals set forth on Exhibit A that is established by the Committee as a contingency for an Award to vest and become exercisable or distributable.

2.32 “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the applicable Award.

2.33 “Plan” means this GrubHub Inc. 2015 Long-Term Incentive Plan, as amended from time to time.

2.34 “Prior Plan” has the meaning set forth in Section 4.1.

2.35 “Proceeding” has the meaning set forth in Section 15.8.

2.36 “Restricted Stock Award” or “Restricted Stock” means an Award granted under Article VIII of the Plan that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.37 “Restricted Stock Unit Award” or “RSU Award” means a contractual right awarded under Article IX of the Plan to receive cash or shares of Common Stock.

2.38 “Restriction Period” has the meaning set forth in Section 8.3(a).

2.39 “Rule 16b-3” means Rule 16b‑3 under Section 16(b) of the Exchange Act, as then in effect, or any successor provision.

2.40 “Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.41 “Section 162(m) of the Code” means the rules applicable under Section 162(m) of the Code.

2.42 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code.

2.43 “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.  Reference to a specific section of the Securities Act or regulation thereunder will include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.44 “Share Reserve” has the meaning set forth in Section 4.1.

2.45 “Stock Appreciation Right” or “SAR” will mean the right to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the applicable exercise price pursuant to an Award granted under Article VII.

2.46 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals pursuant to Article VI.

2.47 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.48 “Ten Percent Stockholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.49 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.50 “Termination of Consultancy” means:  (a) that the Consultant is no longer acting as an advisor or consultant to the Company or an Affiliate or (b) when the entity that is retaining a Participant as a Consultant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate.  In the event that a Consultant becomes an Eligible Employee or a Non‑Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy will be deemed to occur at such time.  Notwithstanding the foregoing, the Committee may determine the definition of Termination of Consultancy, provided that any change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

2.51 “Termination of Directorship” means that the Non‑Employee Director has ceased to be a director of the Company; except that if a Non‑Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, unless otherwise determined by the Committee, in its sole discretion, such Non-Employee Director’s ceasing to be a director of the Company will not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.  Notwithstanding the foregoing, the Committee may determine the definition of Termination of Directorship, provided that any change to the definition of the term “Termination of Directorship” does not subject the applicable Award to Section 409A of the Code.

2.52 “Termination of Employment” means: (a) a termination of employment of an Eligible Employee from the Company and its Affiliates (for reasons other than a military or personal leave of absence granted by the Company) or (b) when an entity that is employing an Eligible Employee ceases to be an Affiliate, except as otherwise determined by the Committee, unless the Eligible Employee otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate.  In the event that an Eligible Employee becomes a Consultant or a Non‑Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment will be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director.  Notwithstanding the foregoing, the Committee may determine the definition of Termination of Employment, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.53 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law) and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity), whether for value or for no value and whether voluntarily or involuntarily (including by operation of law).  “Transferred” and “Transferable” will have a correlative meaning.

ARTICLE III
ADMINISTRATION

3.1 The Committee.  The Plan will be administered and interpreted by the Committee.  To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee will qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable.  If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination will be valid despite such failure to qualify.

3.2 Grants of Awards.  The Committee will have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals:  (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) RSU Awards, (v) Performance Awards; (vi) Other Stock-Based Awards; and (vii) Other Cash-Based Awards.  In particular, the Committee will have the authority, to the extent permitted by applicable law:

(a) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b) to determine the number of shares of Common Stock to be covered by each Award;

(c) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or forfeiture restrictions, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee will determine, in its sole discretion);

(d) to determine the amount of cash to be covered by each Award;

(e) to determine whether, to what extent and under what circumstances grants of Options and other Awards are to operate on a tandem basis and in conjunction with or apart from other awards made by the Company outside of the Plan;

(f) to determine whether and under what circumstances a Stock Option or SAR may be settled in cash, Common Stock, Restricted Stock Awards or any combination thereof under Section 6.3(d);

(g) to determine whether a Stock Option is an Incentive Stock Option or Non‑Qualified Stock Option;

(h) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares of Common Stock acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(i) to modify, extend or renew an Award, subject to Article XIII and Sections 6.3(g) and 7.2(g), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant;

(j) to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and will bear interest at the rate the Committee will provide) to Participants in order to exercise Options under the Plan; and

(k) to accelerate the vesting of all or any part of any Award based on a Participant’s service, performance and such other factors or criteria, if any, as the Committee may determine, after the grant of an Award.

3.3 Guidelines.  Subject to Article XIII hereof, the Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it will, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award (and any Award Agreements relating thereto); and to otherwise supervise the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement relating thereto in the manner and to the extent it deems necessary to effectuate the purpose and intent of the Plan.  The Committee may adopt special guidelines and provisions for persons who are residing or employed in, or subject to the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions.  Notwithstanding anything to the contrary herein, no action of the Committee under this Section 3.3 will materially impair the rights of any Participant without the Participant’s consent.  To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan will be limited, construed and interpreted in a manner so as to comply therewith.  Although the Committee may consider preserving tax deductibility as one objective in administering the Plan, that objective will only be one consideration among the other objectives of the Plan, including the ability of the Plan to support the Company’s strategy and the long-term interests of the Company’s stockholders.  As such, the Committee may authorize Awards under the Plan that are not fully tax deductible under Section 162(m) of the Code.

3.4 Minimum Vesting Period.  Notwithstanding anything to the contrary in this Plan, each Award Agreement will require that an Award be subject to a minimum vesting period of at least one (1) year commencing from the date of grant.  For the purpose of clarity, this Section 3.4 will not prevent the Committee from accelerating the vesting of any Award in accordance with any of the provisions set forth in this Plan.

3.5 Decisions Final.  Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan will be within the absolute discretion of all and each of them, as the case may be, and will be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns, subject to all applicable laws, rules and regulations.

3.6 Delegation of Authority.  To the extent permitted by applicable law or the rules of any applicable securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board and/or to the Chief Executive Officer the authority to grant or amend Awards or to take other administrative actions pursuant to this Article III; provided, however, that in no event will the Chief Executive Officer be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) himself or herself; provided further, that any delegation of administrative authority will only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder will be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee may at any time rescind the authority so delegated or appoint a new delegate, consistent with the terms hereof. At all times, the delegate appointed under this Section 3.6 will serve at the pleasure of the Board or the Committee, as applicable.

3.7 Designation of Consultants/Liability.  The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to execute agreements or other documents on behalf of the Committee.  The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.  Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent will be paid by the Company.  The Committee, its members and any person designated pursuant to this Section 3.7 will not be liable for any action or determination made in good faith with respect to the Plan.  To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board will be liable for any action or determination made in good faith with respect to the Plan or any Award.

ARTICLE IV
SHARE LIMITATION

4.1 Shares.

(a) Share Reserve.  Subject to any increase or decrease pursuant to Section 4.2, the aggregate number of shares of Common Stock that may be issued or used for reference purposes, or with respect to which Awards may be granted, will not exceed the sum of (i) 10.4 million shares and (ii) any shares currently outstanding under the 2013 Omnibus Incentive Plan (the “Prior Plan”) which, following the Effective Date, expire, are terminated or are cash-settled or canceled for any reason without having been exercised in full (subject to the limitations set forth in Section 4.1(c)) (such aggregate number, the “Share Reserve”).  Shares of Common Stock issued hereunder may be made available from either authorized and unissued Common Stock, or authorized and issued Common Stock reacquired and held as treasury shares, or otherwise, or a combination thereof. Any shares of Common Stock that are subject to Options or Stock Appreciation Rights will be counted against the Share Reserve as one (1) share for every one (1) share granted, and any shares of Common Stock that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards (“Full-Value Awards”) will be counted against the Share Reserve as 1.64 shares for every one (1) share granted.  The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan will equal the Share Reserve without regard to adjustments under Section 4.1(c).

(b) Substitute Awards; Use of Shares Under Acquired Company Plans. Shares of Common Stock issued under Awards granted upon the assumption, substitution or exchange for previously granted awards of a company acquired by the Company will not reduce the Share Reserve.  In addition, the Company may issue Awards under the Plan without a reduction in the Share Reserve with respect to shares available under an equity incentive plan maintained by a company acquired by the Company in a corporate transaction, as appropriately adjusted to reflect such transaction pursuant to Section 4.2 (subject to all applicable stock exchange listing requirements).

(c) Permitted Addbacks to Share Reserve; Certain Limitations Relating to Options and SARs. If any Option or Stock Appreciation Right granted under the Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, or any option or stock appreciation right granted under the Prior Plan which is outstanding on the Effective Date expires, is terminated or is cash-settled or canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any such Award will again be available for Awards under the Plan.  If any Full-Value Awards granted under the Plan or any awards other than options or stock appreciation rights granted under the Prior Plan which are outstanding on the Effective Date are forfeited or cash-settled for any reason, the number of such forfeited or cash-settled shares of Common Stock will again be available for Awards under the Plan.  Any shares of Common Stock that again become available for Awards under the Plan pursuant to this Section 4.1(c) will be added as (i) one (1) share of Common Stock for every one (1) share subject to Options or Stock Appreciation Rights granted under the Plan or options, stock appreciation rights or full-value awards under the Prior Plan, and (ii) as 1.64 shares of Common Stock for every one (1) share subject to Full-Value Awards granted under the Plan.  Notwithstanding anything to the contrary contained herein, the following shares of Common Stock will not be added to the Share Reserve: (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option under the Plan or an option outstanding on the Effective Date under the Prior Plan, (ii) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligations with respect to any Awards under the Plan or options or stock appreciation rights outstanding on the Effective Date under the Prior Plan, (iii) shares of Common Stock subject to a Stock Appreciation Right under the Plan or stock appreciation right outstanding on the Effective Date under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the Plan or options outstanding on the Effective Date under the Prior Plan.

(d) Individual Participant Limitations.  To the extent required by Section 162(m) of the Code for Awards intended to qualify as Performance-Based Compensation, the following individual Participant limitations will apply (or two times such applicable amount limitations with respect to the year in which the Participant commences service):

(i) During any fiscal year, the maximum number of shares of Common Stock subject to any Award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards (in the latter three cases, for which the grant of such Award or the lapse of the relevant Restriction Period or other vesting or performance period is subject to the attainment of Performance Goals), that may be granted under the Plan, on a per Award type basis, to any Participant, will be two (2) million shares (each of which will be subject to any further increase or decrease pursuant to Section 4.2).

(ii) There are no annual individual share limitations applicable to Participants with respect to Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not intended to qualify as Performance-Based Compensation.

(iii) During any twelve-month period, the maximum number of shares of Common Stock subject to any Performance Award intended to qualify as Performance-Based Compensation that may be earned under the Plan will be two (2) million shares (which will be subject to any further increase or decrease pursuant to Section 4.2).

(iv) During any twelve-month period, the maximum value of a cash payment earned with respect to a Performance Award or Other Cash-Based Award intended to qualify as Performance-Based Compensation, per Award type, will be $5,000,000.

(v) The individual Participant limitations set forth in this Section 4.1(d) (other than Section 4.1(d)(iv) above) will be cumulative such that if the shares that have been awarded do not meet the maximum amount described above, the difference between the awarded shares and the maximum amount will carry over to the following twelve-month period or fiscal year, as applicable.

(vi) Notwithstanding anything to the contrary, the maximum grant date fair value of any Award granted to any Non-Employee Director during any calendar year will not exceed $5,000,000, such limit which, for the avoidance of doubt, applies to Awards granted under this Plan only and does not include shares of Common Stock granted in lieu of all or any portion of such Non-Employee Director’s cash retainer fees.

4.2 Changes.

(a) The existence of the Plan and the Awards granted hereunder will not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 12.1, if there will occur any change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares of Common Stock that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and kind of shares of Common Stock that thereafter may be issued under the Plan, (ii) the number and kind of shares of Common Stock or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and (iii) the purchase price thereof will be appropriately adjusted.  In addition, subject to Section 12.1, if there will occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee will adjust any Award and make such other adjustments to the Plan as the Committee deems equitable to prevent undue enlargement or dilution of rights or obligations under outstanding Awards.  Any adjustment pursuant to this Section 4.2 will be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and will be made in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan.  Any such adjustment determined by the Committee will be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns.  Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant will have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) will be aggregated until, and eliminated at, the time of settlement by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half.  No cash settlements will be made with respect to fractional shares eliminated by rounding.  Notice of any adjustment will be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) will be effective and binding for all purposes of the Plan.

4.3 Minimum Purchase Price.  Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares will not be issued for a consideration that is less than that which is permitted under applicable law.

ARTICLE V
ELIGIBILITY

5.1 General Eligibility.  All current and prospective Eligible Individuals are eligible to be granted Awards.  However, the Eligible Individuals to be granted Awards and actual participation in the Plan will be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options.  Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan.  Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan will be determined by the Committee in its sole discretion.

5.3 General Requirement.  The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.

ARTICLE VI
STOCK OPTIONS

6.1 Grant of Stock Options.  The Committee is authorized to grant Awards of Stock Options to Eligible Individuals from time to time, in its sole discretion.  Stock Options may be granted alone or in addition to other Awards.  The Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Stock Options will be made, the amount of consideration for any Stock Options, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock pursuant to such Stock Options to be awarded, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Stock Options.  The Committee may condition the grant or vesting of Stock Options upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion.  Each Stock Option granted under the

Plan will be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.  Each Stock Option Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

6.2 Grants.  The Committee will have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options.  The Committee will have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options.  To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify will constitute a separate Non-Qualified Stock Option.

6.3 Terms and Conditions.  Options granted under the Plan will be subject to the following terms and conditions and will be in such form and contain such additional terms and conditions as the Committee will deem desirable, as long as such additional terms and conditions are otherwise consistent with the terms of the Plan:

(a) Exercise Price.  The exercise price per share of Common Stock subject to a Stock Option will be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option will not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant. Notwithstanding the foregoing, this Section 6.3(a) will not apply to stock options assumed by the Company or substituted for Awards in a corporate transaction.

(b) Term.  The term of each Stock Option will be fixed by the Committee, provided that no Stock Option will be exercisable more than ten (10) years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder will not exceed five (5) years.

(c) Exercisability.  Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan will be exercisable at such time or times and subject to such terms and conditions as will be determined by the Committee.  If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee will determine, in its sole discretion.

(d) Method of Exercise.  Subject to Section 6.3(c), vested Stock Options may be exercised in whole or in part at any time during the Option term by a Participant in accordance with procedures adopted by the Committee or consistent with practices in place in connection with the Prior Plan.  Unless otherwise authorized by the Committee, such exercise will be accompanied by payment in full of the purchase price as follows:  (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee).  No shares of Common Stock will be issued until payment therefor, as provided herein, has been made or provided for.

(e) Terminations.  Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, at any time after the grant:

(i.) all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination due to death or Disability, may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant will thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options;

(ii.) if a Participant is terminated by the Company without Cause or if a Participant resigns from his/her position with the Company, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination or resignation may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination or resignation, but in no event beyond the expiration of the stated term of such Stock Options;

(iii.) if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination, in either case, after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant will thereupon terminate and expire as of the date of such Termination; and

(iv.) Stock Options that are not vested as of the date of a Participant’s Termination for any reason will terminate and expire as of the date of such Termination.

(f) Incentive Stock Option Limitations.  To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan or any other stock option plan of the Company, Subsidiary or any Parent, or both thereof, exceeds $100,000, such Options will be treated as Non‑Qualified Stock Options.  In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as is required by applicable law), such Stock Option will be treated as a Non-Qualified Stock Option.  Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(g) Form, Modification, Extension and Renewal of Stock Options.  Subject to the terms and conditions and within the limitations of the Plan, the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised).  Notwithstanding the foregoing: an outstanding Option may not be modified to reduce the exercise price thereof; a new Option may not, at a lower exercise price, be substituted for a surrendered Option; and an outstanding Option for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (in each case, other than adjustments or substitutions in accordance with Section 4.2), unless any such action is approved by the stockholders of the Company.

ARTICLE VII
STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.  The Committee is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion. Stock Appreciation Rights may be granted alone or in addition to other Awards granted under the Plan.  The Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Stock Appreciation Rights will be made, the amount of consideration for any Stock Appreciation Rights, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock subject to such Stock Appreciation Rights to be awarded, the time or times within which such Stock Appreciation Rights may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of Stock Appreciation Rights.  The Committee may condition the grant or vesting of Stock Appreciation Rights upon the attainment of specified performance targets (including, the Performance Goals) or such other factors as the Committee may determine in its sole discretion.  Each Stock Appreciation Right Award will be evidenced by an Award Agreement in a form consistent with the Plan that the Committee may from time to time approve.

7.2 Terms and Conditions.  Stock Appreciation Rights granted hereunder will be subject to terms and conditions determined from time to time by the Committee (as long as such terms and conditions are consistent with the Plan), as well as the following:

(a) Exercise Price.  The exercise price per share of Common Stock subject to a Stock Appreciation Right will be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Appreciation Right will not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.  Notwithstanding the foregoing, an outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof, a new Stock Appreciation Right may not, at a lower price, be substituted for a surrendered Stock Appreciation Right, and an outstanding Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (other than adjustments or substitutions in accordance with Section 4.2), each unless such action is approved by the stockholders of the Company, provided that the exercise price of an outstanding Stock Appreciation Right that is granted in exchange for either an Option or a tandem Stock Appreciation Right that is granted subsequent to such Option may be less than Fair Market Value on the date of grant if the exercise price of such outstanding Stock Appreciation Right is equal to the exercise price of such Option for which it was exchanged (or tandem Stock Appreciation Right, as applicable).

(b) Term.  The term of each Stock Appreciation Right will be fixed by the Committee, but will not be greater than ten (10) years after the date the right is granted.

(c) Exercisability.  Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.2, Stock Appreciation Rights granted under the Plan will be exercisable at such time or times and subject to such terms and conditions as will be determined by the Committee at the time of grant.  If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time after grant, in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee will determine, in its sole discretion.

(d) Method of Exercise.  Subject to Section 7.2(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement by giving notice of exercise to the Company in accordance with procedures adopted by the Committee or consistent with practices in place in connection with the Prior Plan, specifying the number of Stock Appreciation Rights to be exercised.

(e) Payment.  Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive, for each right exercised, up to, but no more than, an amount in cash, Common Stock or both cash and Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the exercise price of one share of Common Stock on the date that the Stock Appreciation Right was awarded to the Participant.

(f) Termination.  Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.3(e).

(g) Form, Modification, Extension and Renewal of Stock Appreciation Right.  Section 6.3(g) will apply to Stock Appreciation Rights on the same basis as Stock Options.

ARTICLE VIII
RESTRICTED STOCK

8.1 Grant of Restricted Stock.  The Committee is authorized to grant Awards of Restricted Stock to Eligible Individuals from time to time, in its sole discretion.  Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan.  The Committee will determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock will be made, the amount of consideration for any Restricted Stock Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.  The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that such compliance is advisable for such Award.  Each Restricted Stock Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

8.2 Awards and Certificates.  Eligible Individuals selected to receive Restricted Stock will not have any right with respect to such Award unless and until such Eligible Individual has accepted the Award in accordance with procedures adopted by the Committee.  Further, such Award will be subject to the following conditions:

(a) Purchase Price.  The purchase price of Restricted Stock will be fixed by the Committee.  Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b) Legend.  If a Participant receiving Restricted Stock is issued a stock certificate in respect of such shares of Restricted Stock, such certificate will be registered in the name of such Participant, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the GrubHub Inc. (the “Company”) 2015 Long-Term Incentive Plan  (the “Plan”) and an agreement entered into between the registered owner and the Company dated                     . Copies of such Plan and agreement are on file at the principal office of the Company.”

(c) Custody.  If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon will have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant will have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3 Terms and Conditions.  The shares of Restricted Stock awarded pursuant to the Plan will be subject to the following restrictions and conditions:

(a) Restriction Period.

(i) The Participant will not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”), commencing on the date set forth in the applicable Award Agreement.  Such Award Agreement will set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock.  Based on the Participant’s service, the attainment of Performance Goals pursuant to Section 8.3(a)(ii) and such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii) If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee will establish the Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as is otherwise determined by the Committee, but in any event while the outcome of the Performance Goals is substantially uncertain.  Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.  With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision will be of no force or effect.

(b) Rights as a Stockholder and Dividends.  Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant will have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares.  The payment of dividends will be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, the attainment of Performance Goals pursuant to Section 8.3(a)(ii) and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

(c) Termination.  Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited unless otherwise provided by the Committee in the Award Agreement.

(d) Lapse of Restrictions.  If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares will be delivered to the Participant or the book entry shares will be made available to the Participant through an instruction to the transfer agent.  All legends will be removed at the time of delivery to the Participant, except as otherwise required by applicable law or except as may otherwise be required by the Committee.

ARTICLE IX
RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units.  The Committee is authorized to grant Awards of Restricted Stock Units to Eligible Individuals from time to time, in its sole discretion.  Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan.  The Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock Units will be made, the amount of consideration for any Restricted Stock Units, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock that any Restricted Stock Unit may be settled for, the time or times within which such Restricted Stock Units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Restricted Stock Units.  The Committee may condition the grant or vesting of Restricted Stock Units upon the expiration of certain restrictions and/or the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.  Each Restricted Stock Unit Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

9.2 Terms and Conditions.  Restricted Stock Units awarded pursuant to the Plan will be subject to the following restrictions and conditions:

(a) Date of Settlement.  The Committee will specify, or permit the Participant to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units will be issued (or cash in lieu thereof will be paid), which dates will not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable.  Such conditions and dates will be established, where applicable, in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom.  On the settlement date(s), the Company will issue to the Participant one share of Common Stock (or, if provided in the Award Agreement, the Fair Market Value of one such share of Common Stock in cash) for each vested and nonforfeitable Restricted Stock Unit.

(b) Dividends.  At the discretion of the Committee, dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Restricted Stock Unit Award can accumulate but may only be paid to the Participant at the settlement of such Restricted Stock Unit Award.

(c) Termination.  Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, all Restricted Stock Units still subject to restrictions, including performance-based or time-based restrictions, will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

ARTICLE X
PERFORMANCE AWARDS

10.1 Grant of Performance Awards.  The Committee is authorized to grant Performance Awards to Eligible Individuals from time to time, in its sole discretion.  Performance Awards may be issued either alone or in addition to other Awards granted under the Plan.  The Committee will determine the Eligible Individuals, to whom, and the time or times at which, Performance Awards will be made, the amount of consideration for any Performance Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock, or the amount of cash subject to the Performance Award to be awarded, as applicable, the time or times within which such Performance Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Performance Awards.  The Committee may condition the grant or vesting of Performance Awards upon the attainment of specified performance targets (including, certain Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.  The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  If the Performance Award is denominated in shares of Restricted Stock or Restricted Stock Units, such shares or units or the cash equivalent thereof (based on the then-current Fair Market Value of shares of Common Stock subject to such shares or units), will be paid to the Participant only if the relevant Performance Goal has been attained in accordance with Article VIII.  If the Performance Award is denominated in cash, it may be paid, subject to the attainment of the relevant Performance Goals, in cash, in shares of Common Stock, in shares of Restricted Stock or in Restricted Stock Units (based on the then-current Fair Market Value of shares of Common Stock subject to such Award), as determined by the Committee, in its sole and absolute discretion.  With respect to Performance Awards that are intended to qualify as “performance-based compensation”

under Section 162(m) of the Code, the Committee will condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 10.2(c).  Each Performance Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

10.2 Terms and Conditions.  Performance Awards awarded pursuant to this Article X will be subject to the following terms and conditions:

(a) Earning of Performance Award.  Following the expiration of the applicable Performance Period, the Committee will determine the extent to which the applicable Performance Goals or such other factors determined by the Committee are achieved and the percentage of each Performance Award that has been earned.

(b) Non-Transferability.  Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c) Objective Performance Goals, Formulae or Standards.  With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as is permitted under Section 162(m) of the Code, but in any event while the outcome of the Performance Goals is substantially uncertain.  Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.  To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision will be of no force or effect with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Dividends.  Notwithstanding anything to the contrary, any dividends or dividend equivalents with respect to the number of shares of Common Stock covered by a Performance Award will either (i) not be paid or credited, or (ii) be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Performance Award, and paid only if such restrictions and risk of forfeiture lapse.

(e) Payment.  Following the Committee’s determination in accordance with Section 10.2(a), the Company will settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as is determined by the Committee, in an amount equal to such Participant’s earned Performance Awards.  Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and subject the payment of all or part of any Performance Award to such additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f) Termination.  Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

ARTICLE XI
OTHER STOCK-BASED AND CASH-BASED AWARDS

11.1 Grant of Other Stock-Based Awards.  The Committee is authorized to grant to Eligible Individuals Other Stock‑Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, and Awards valued by reference to the book value of shares of Common Stock.  Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.  The Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Other Stock-Based Awards will be made, the amount of consideration for any Other Stock-Based Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock subject to such Other Stock-Based Awards to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2(a)), the time or times within which such Other Stock-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Other Stock-Based Awards.  The Committee may condition the grant or vesting of Stock-Based Awards upon the attainment of specified performance targets (including, the Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.  Each Other Stock-

Based Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

11.2 Terms and Conditions.  Other Stock-Based Awards made pursuant to this Article XI will be subject to the following terms and conditions:

(a) Non-Transferability.  Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article XI may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends.  The payment of dividends will be deferred until, and conditioned upon, the expiration of the applicable vesting period, the attainment of Performance Goals, and such other factors or criteria as the Committee may determine in its sole discretion, as applicable.

(c) Vesting.  Any Award under this Article XI and any Common Stock covered by any such Award will vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Price.  Common Stock issued on a bonus basis under this Article XI may be issued for no cash consideration.  Common Stock purchased pursuant to a purchase right awarded under this Article XI will be priced as determined by the Committee in its sole discretion.

(e) Termination.  Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, all unvested Other Stock-Based Awards will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

11.3 Grant of Other Cash-Based Awards.  The Committee is authorized to grant Other Cash-Based Awards to Eligible Individuals from time to time, in its sole discretion, payable or deliverable upon the attainment of specific Performance Goals.  Other Cash-Based Awards may be granted alone or in addition to other Awards granted under the Plan. The Committee will determine the Eligible Individuals, to whom, and the time or times at which, grants of Other Cash-Based Awards will be made, the amount of consideration for any Other Cash-Based Award, including no consideration or such minimum consideration as may be required by applicable law, the time or times within which such Other Cash-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Other Cash-Based Awards.  The Committee may condition the grant or vesting of Other Cash-Based Awards upon the attainment of specified performance targets (including, the Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.  Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions.  Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, all unvested Other Cash-Based Awards will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

ARTICLE XII
CHANGE IN CONTROL PROVISIONS

12.1 Benefits.  In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award will not vest automatically and a Participant’s Award will be treated in accordance with one or more of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, may be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent, where applicable, with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject will not lapse upon a Change in Control, and the Restricted Stock or other Award will, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution.  Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option will comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Fair Market Value of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards.

(c) The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Awards that provide for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant will have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise will be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto will be null and void.

(d) With respect to any Performance Award, the Committee may, in its sole discretion, accelerate vesting of a pro-rata portion of any such Performance Award, based on (i) the actual achievement of Performance Goals applicable to such Performance Award during the portion of the applicable Performance Period through the consummation of the Change in Control (as reasonably determined by the Board or the Committee prior to the consummation of such Change in Control) and (ii) the relative portion of the applicable Performance Period (determined by days elapsed) elapsed from the commencement of such Performance Period through the consummation of the Change in Control.

12.2 Change in Control.  Unless otherwise provided in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” will be deemed to occur if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) becoming the beneficial owner (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at two-thirds of the Incumbent Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case other than the Board;

(c) consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any direct or indirect subsidiary of the Company with any other corporation, in any case with respect to which the Company voting securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the Company or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof after the Business Combination; or

(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event will not be considered to be a Change in Control under the Plan for purposes of payment or settlement of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

ARTICLE XIII
TERMINATION OR AMENDMENT OF PLAN

13.1 Termination or Amendment.  Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company is compliant with any regulatory requirement referred to in Article XV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination may not be materially impaired without the consent of such Participant and, provided further that, without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(d) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under the Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.3(b); (vi) alter the Performance Goals for Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards or Other Cash-Based Awards as set forth in Exhibit A hereto; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; (viii) modify an Option or Stock Appreciation Right to reduce the exercise price of such Award or cancel an outstanding Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award in exchange for cash or another Award (other than adjustments or substitutions in accordance with Section 4.2), (ix) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code or (x) make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded.  Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law, including Section 409A of the Code.

ARTICLE XIV
UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payment as to which a Participant has a fixed and vested interest but which has not yet been made to a Participant by the Company, nothing contained herein will give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XV
GENERAL PROVISIONS

15.1 Legend.  The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof.  In addition to any legend required by the Plan, the certificates and/or book entries for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer.  All shares of Common Stock delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates or book entries to make appropriate reference to such restrictions.

15.2 Other Plans.  Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

15.3 No Right to Employment/Directorship/Consultancy.  Neither the Plan nor the grant of any Option or other Award hereunder will give any Participant or other Eligible Employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor will there be a limitation in any way on the right of the Company or any Affiliate by which an Eligible Employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

15.4 Withholding of Taxes.  The Company will have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of any federal, state or local taxes required by law to be withheld.  Upon the vesting of Restricted Stock (or any other Award that is taxable upon vesting), the settlement of Restricted Stock Units or Other Stock-Based Awards, or upon making an election under Section 83(b) of the Code, a Participant will pay all required withholding to the Company.  Any minimum statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned.  Any fraction of a share of Common Stock required to satisfy such tax obligations will be disregarded and the amount due will be paid instead in cash by the Participant.

15.5 Non-Transferability of Awards.  No Awards will be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options and SARs will be exercisable during the Participant’s lifetime only by the Participant.  Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that an Award that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member for no consideration in whole or in part and in such circumstances and under such conditions as are specified by the Committee.  An Award that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) will remain subject to the terms of the Plan and the applicable Award Agreement.  Any shares of Common Stock acquired upon the settlement of an Award by a permissible transferee will be subject to the terms of the Plan and the applicable Award Agreement.

15.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award will be conditioned upon such shares being listed on such exchange or system.  The Company will have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares will be suspended until such listing has been effected.

(b) If at any time counsel to the Company will be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company will have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award will be suspended until, in the opinion of said counsel, such sale or delivery will be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 15.6, any Award affected by such suspension which will not then have expired or terminated will be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension will extend the term of any Award.

(d) A Participant will be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

15.7 Governing Law.  The Plan, any Awards granted hereunder and any actions taken in connection herewith, to the extent not otherwise governed by the Code or the laws of the United States, will be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

15.8 Jurisdiction; Waiver of Jury Trial.  Any suit, action or proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, will be resolved exclusively in the federal or state courts of Delaware.  In that context, and without limiting the generality of the foregoing, the Company and each Participant will irrevocably and unconditionally (a) submit in any proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the federal and state courts of Delaware, and agree that all claims in respect of any such Proceeding will be heard and determined in such Delaware court, (b) consent that any such Proceeding may and will be brought in such courts and waive any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in federal or state courts of Delaware or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all rights to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan will affect the right to effect service of process in any other manner permitted by applicable laws.

15.9 Construction.  Wherever any words are used in the Plan in the masculine gender, they will be construed as though they were also used in the feminine gender in all cases where they would so apply; and wherever words are used herein in the singular form, they will be construed as though they were also used in the plural form in all cases where they would so apply.

15.10 Other Benefits.  No Award granted or paid out under the Plan will be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates, nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

15.11 Costs.  The Company will bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

15.12 No Right to Same Benefits.  The provisions of Awards need not be the same with respect to each Participant, and Awards to individual Participants need not be the same in subsequent years.

15.13 Death/Disability.  The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award.  The Committee may also require that the transferee agree to be bound by all of the terms and conditions of the Plan.

15.14 Section 16(b) of the Exchange Act.  All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3.  The Committee may establish and adopt written administrative guidelines designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

15.15 Section 409A of the Code.  The Plan is intended to comply with the applicable requirements of Section 409A of the Code and will be limited, construed and interpreted in accordance with such intent.  To the extent that any Award is subject to Section 409A of the Code, it will be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.  Notwithstanding anything herein to the contrary, to the extent that an Award is subject to Section 409A of the Code, any provision in the Plan that is inconsistent with Section 409A of the Code will be deemed to be amended to comply with Section 409A of the Code, and to the extent such provision cannot be amended to comply therewith, such provision will be null and void.  The Company will have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant, or for any action taken by the Committee or the Company.  In the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties will rest solely with the affected Participants and not with the Company.  Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to or is exempt from Section 409A of the Code) will be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and will instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

15.16 Successor and Assigns.  The Plan will be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

15.17 Severability of Provisions.  If any provision of the Plan will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and the Plan will be construed and enforced as if such provisions had not been included.

15.18 Payments to Minors, Etc.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof will be deemed paid when paid to such person’s guardian or to the party providing (or reasonably appearing to provide) for the care of such person, and such payment will fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

15.19 Headings and Captions.  The headings and captions herein are provided for reference and convenience only, will not be considered part of the Plan, and will not be employed in the construction of the Plan.

15.20 Company Recoupment of Awards.  A Participant’s rights with respect to any Award hereunder and any Common Stock or cash payment delivered pursuant to an Award hereunder will in all events be subject to forfeiture, recovery by the Company or other action (i) pursuant to any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, (ii) pursuant to any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the Securities and Exchange Commission or (iii) as required by any other applicable law.

ARTICLE XVI
EFFECTIVE DATE OF PLAN

The Plan will become effective on May 20, 2015, which is the date of approval of the Plan, following adoption by the Board and by the stockholders of the Company in accordance with the requirements of applicable laws.

ARTICLE XVII
TERM OF PLAN

No Award will be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date; provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based compensation” under Section 162(m) of the Code will be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which stockholders approved the Performance Goals.

ARTICLE XVIII
NAME OF PLAN

The Plan will be known as the “GrubHub Inc. 2015 Long-Term Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, will be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	book value of assets, book value per share of Common Stock, growth in book value per share of Common Stock or any combination thereof;
•	earnings (either in the aggregate or on a per share basis);
•	operating income or profit;
•	underwriting income or profit;
•	profitability ratios;
•	gross income;
•	net income (before or after taxes);
•	cash flow (including annual cash flow provided by operations);
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before or after either, or any combination of, interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	any other return measures;
•	net revenues;
•	gross revenues;
•	annual net income to shares of Common Stock;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	license revenues;
•	changes in annual revenue;
•	sales or market share;
•	total stockholder return, including return on assets, investment, invested capital, and equity (including income applicable to common stockholders or other class or stockholders);

•	share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);
•	economic value added;
•	operational performance measures;
•	reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;
•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Committee in its sole discretion;

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures;

•	the fair market value of a share of Common Stock;
•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or
•	reduction in operating expenses.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including, without limitation:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion.  In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or Subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other companies.  With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

GRUBHUB INC. 111 W. WasHINGtoN stReet, sUIte 2100 CHICaGo, IL 60602 VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY Of fUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING VIA THE INTERNET OR BY PHONE M85647-P62066 GRUBHUB INC. To withhold authority to vote for any individualfor Withhold for All All All Except nominee(s), mark “For All Except” and write theThe Board of Directors recommends you vote fOR number(s) of the nominee(s) on the line below.the following proposals: 1. Election of Directors ! ! ! Nominees: 01) J. William Gurley 02) Matthew Maloney 03) Brian McAndrews for Against Abstain 2. To ratify the appointment of Crowe Horwath LLP as the Company's independent registered accounting firm for the fiscal year ending December 31, 2015. ! ! ! 3. To approve the adoption of the GrubHub Inc. 2015 Long-Term Incentive Plan. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this meeting ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title of your capacity as such. Joint owners should each sign personally in the spaces provided and all joint owners must sign. If shares are held in a corporation or partnership, an authorized officer should sign and should indicate the full corporate or partnership name.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. GRUBHUB INC. Annual Meeting of Stockholders May 20, 2015 8:00 AM This proxy is solicited by the Board of Directors M85648-P62066 The stockholder(s) hereby appoint(s) Adam Dewitt, Margo Drucker and Matthew Maloney, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GRUBHUB INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, local time, on May 20, 2015, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side